Exhibit 10.5

FIRST AMENDMENT TO LOAN AGREEMENT
AND REAFFIRMATION OF LOAN DOCUMENTS
THIS FIRST AMENDMENT TO LOAN AGREEMENT AND REAFFIRMATION OF LOAN DOCUMENTS (this “Amendment”) is made and entered into as of July 9, 2012, by and among MAGUIRE PROPERTIES–355 S. GRAND, LLC, a Delaware limited liability company (“Borrower”), the undersigned LENDERS (individually, a “Lender” and, collectively, the “Lenders”), and EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
R E C I T A L S :
A.    Borrower and Eurohypo AG, New York Branch as the lender (in such capacity, the “Originating Lender”) entered into that certain Loan Agreement, dated as of September 12, 2007, as supplemented by (i) that certain letter (the “Letter Agreement”), dated as of November 13, 2007, from Eurohypo AG, New York Branch to Borrower and MPG Office, L.P. (f/k/a Maguire Properties, L.P.), a Maryland limited partnership (“Guarantor”), and (ii) that certain Consent, dated as of December 9, 2011 (as the same may be further amended, modified and supplemented and in effect from time to time, the “Loan Agreement”), pursuant to which the Originating Lender made a loan to Borrower in the maximum principal amount of $400,000,000. All capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement, as modified hereby.
B.    In connection with the Loan Agreement, Guarantor executed and delivered that certain Recourse Guarantee, dated as of September 12, 2007, in favor of the Originating Lender, as reaffirmed by that certain Reaffirmation of Recourse Guarantee, dated as of December 9, 2011 (as so reaffirmed, the “Recourse Guarantee”), that certain Latham & Watkins U.S. Bank Tower Lease Guarantee, dated as of September 12, 2007, in favor of the Originating Lender (the “Latham Guarantee”) and that certain Environmental Indemnity Agreement, dated as of September 12, 2007, in favor of the Originating Lender (the “Environmental Indemnity”).
C.    Pursuant to that certain Assignment (the “Assignment”), dated November 13, 2007, the Originating Lender assigned and conveyed to the Administrative Agent for the benefit of the Lenders identified in the Agency Agreement, dated as of November 13, 2007 which is being amended by an amendment that is being entered into concurrently herewith (as amended, the “Agency Agreement”), all of its right, title and interest as “Lender” in and to the Loan Documents, subject to certain reservations and exclusions contained therein. Except as provided in the Assignment and the Agency Agreement, the Administrative Agent has succeeded to the rights, title and interest of “Lender” in and to the Loan Documents. The Administrative Agent and the Lenders are also parties to a Co‑Lender Agreement, dated as of November 13, 2007 which is being amended by an amendment that is being entered into concurrently herewith (as amended, the “Co‑Lender Agreement”).

1

D.    On or prior to July 3, 2012, Borrower notified the Administrative Agent that Borrower had made the following elections, which elections were accepted by the Administrative Agent: (i) a LIBOR election for a $35,000,000 portion of the Loan relating solely to Note A (the “$35,000,000 Libor Tranche”) and (ii) a LIBOR election for a $365,000,000 portion of the Loan relating to Note A and Note B.
E.    The parties hereto desire to enter into this Amendment in order to, among other things, set forth certain modifications to the Loan Agreement and the other Loan Documents, and to provide for the delivery of certain modifications to the Recourse Guarantee and Environmental Indemnity (collectively, the “Guarantor Documents”), the Mortgage and the Cash Management Agreement (as defined in the Loan Agreement, as the same has been amended by that certain Amendment No. 1 to Cash Management Agreement, dated as of December 9, 2011, among Borrower, Agent, the Administrative Agent and Manager (“Original Cash Management Agreement”)), all upon the satisfaction of the conditions set forth herein (the “Modifications”).
A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Administrative Agent and the Lenders party hereto agree as follows:
1.    Conditions to the Modification Effectiveness Time. The effectiveness of the obligations of the Administrative Agent and the Lenders under this Amendment and the Modifications shall be subject to the satisfaction of the conditions precedent set forth herein, in each case to the reasonable satisfaction of the Administrative Agent. The time as of which all such conditions have been satisfied is referred to herein as the “Modification Effectiveness Time”. The conditions which must be satisfied to the satisfaction of the Administrative Agent prior to the Modification Effectiveness Time are as follows:
(a)    Deposit of Loan Modification Documents and Other Items. Borrower, Guarantor and other applicable parties described below shall have executed and delivered to the Administrative Agent this Amendment and the following amendments to or supplements of the Loan Documents and the Guarantor Documents:
(i)    Agreement Supplementing Deed of Trust. An Agreement Supplementing Deed of Trust, Security Agreement, and Fixture Filing and Other Loan Documents, executed by Borrower, substantially in the form of Attachment A attached hereto (“Agreement Supplementing Deed of Trust”);
(ii)    Guarantor Documents. A Modification and Reaffirmation of Guarantor Documents with respect to the Recourse Guarantee and the Environmental Indemnity, substantially in the form of Attachment B attached hereto, executed by Guarantor (the “Guarantor Reaffirmation Agreement”);
(iii)    Cash Management Agreement. An Amended and Restated Cash Management Agreement, substantially in the form of Attachment C attached hereto, executed by

Borrower, the Administrative Agent, Manager and Agent replacing the Original Cash Management Agreement upon the Modification Effectiveness Time (the “Cash Management Agreement”);
(iv)    Amendments to Notes. Amendments to each Note A, substantially in the form of Attachment D attached hereto, and substitute replacement Notes B-1 and B-2, substantially in the forms of Attachments D-1 and D-2, attached hereto, executed by Borrower (and upon the Modification Effectiveness Time, the original of each Note B that is being so replaced shall be returned to Borrower);
(v)    Termination of Latham Guarantee. A Termination of the Latham Guarantee, in form and substance reasonably acceptable to the Administrative Agent, executed by Guarantor and the Administrative Agent.
(vi)    Reaffirmation of Property Manager’s Subordination Agreement. A Reaffirmation of Assignment of Management Agreement and Subordination of Management Fees, in form and substance reasonably acceptable to the Administrative Agent, executed by Borrower and Manager; and
(vii)    Replacement of Parking Manager’s Subordination Agreement. An Assignment of Parking Agreement and Subordination of Parking Management Fees, in substantially the same form as that certain Assignment of Parking Agreement and Subordination of Parking Management Fees, made as of September 12, 2007, by Borrower, the Originating Lender and Ampco-M, a California corporation, which shall be executed by Borrower, the Administrative Agent and Ampco System Parking, a California corporation.
(b)    Deposit into Sweep Account. Borrower shall have deposited the amount of Thirty Five Million Dollars ($35,000,000) (the “Required Principal Payment”) into the Sweep Account, which amount shall be held in the Sweep Account as collateral for the Loan, and not applied to reduce the principal of the Loan except in accordance with Section 2.4.1 of the Loan Agreement, as amended hereby.
(c)    Deposit into Rollover Account. Pursuant to Section 6.5.1 of the Loan Agreement, as modified hereby, Borrower shall have deposited into the Rollover Account established under the Cash Management Agreement the amount of Five Million and No/100 Dollars ($5,000,000).
(d)    Title Insurance; Priority; Recordation.
                                (i)    Title Endorsements. First American Title Insurance Company shall have recorded or be irrevocably and unconditionally committed to record the Agreement Supplementing Deed of Trust described above, and shall have issued or be unconditionally committed to issue to the satisfaction of the Administrative Agent a CLTA Endorsement No. 110.5 (without deletion or exception other than as approved by the Administrative Agent) to the Title Insurance Policy that insures the Mortgage to the effect that the validity and priority of the Mortgage insured thereunder have not been and will not be impaired by this Amendment or the transactions contemplated by it, and confirming the priority of the Mortgage, as supplemented by the Agreement Supplementing Deed of Trust, over all matters other than Permitted

Encumbrances (including, without limitation, over all mechanics’ and materialmen’s liens), and such other endorsements to such Title Insurance Policy as may be deemed reasonably necessary by the Administrative Agent, in such form as may be reasonably acceptable to the Administrative Agent; and
                                (ii)    Costs and Expenses for Title Coverage. Borrower shall have paid, or shall have made other arrangements acceptable to First American Title Insurance Company to pay, all expenses and premiums of First American Title Insurance Company in connection with the issuance of such endorsements and all recording and filing fees payable in connection with recording the Agreement Supplementing Deed of Trust.
(e)    Legal Opinions. The Administrative Agent shall have received written opinions, dated as of the Modification Effectiveness Time, of counsel to Borrower and Guarantor with respect to this Amendment and the other documents to be delivered pursuant hereto, as required by the Administrative Agent (but not including a non-consolidation opinion) and in such forms as may be deemed reasonably satisfactory by the Administrative Agent.
(f)    Organizational Documents; Resolutions and Authorizations. The Administrative Agent shall have received the following documents with respect to Borrower and Guarantor, in each case as constituted upon and after giving effect to the Modification Effectiveness Time:
                                (i)    Certificates of Incorporation, Certificates of Formation, Certificates of Limited Partnership, similar formation documents and all other Organizational Documents for Borrower and each of the other parties (other than Junior Mezz, LLC and Senior Mezz LLC (as such terms are defined below)) as to whom such documentation was delivered to the Administrative Agent in connection with the Loan Agreement, certified by the Secretary of State of the state of formation of such Person as of a recent date, or, to the extent such documentation has not been modified since the date of the Loan Agreement, a certificate to such effect from Borrower;
                                (ii)    The applicable resolutions and authorizations of Borrower and each of the other parties (other than Junior Mezz, LLC and Senior Mezz LLC) as to whom resolutions and authorizations were delivered to the Administrative Agent in connection with the Loan Agreement, authorizing the execution and delivery of this Amendment and the other documents to be delivered pursuant hereto, in each case certified by an authorized officer on behalf of such party as of the Modification Effectiveness Time as being accurate and complete, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;
                                (iii)    Certificates signed by an authorized officer on behalf of the applicable Person certifying the name, incumbency and signature of one or more individuals authorized to execute this Amendment and the other documents to be delivered pursuant hereto, on which the Administrative Agent and the Lenders may rely;
                                (iv)    Good standing certificates with respect to Borrower and each of the other parties (other than Junior Mezz, LLC and Senior Mezz LLC (as such terms are defined below)) as to whom such certificates were delivered to the Administrative Agent in connection with the Loan Agreement, dated as of a current date; and
                                (v)    Documentation confirming that Maguire Properties – 355 S. Grand Junior Mezzanine, LLC (“Junior Mezz LLC”) and Maguire Properties – 355 S. Grand Mezzanine, LLC (“Senior Mezz LLC”) have no further membership or management interest in Borrower, and that all membership and management interests in Borrower are held directly by Guarantor. The Administrative Agent and Lenders hereby consent to the transfer of all membership and management interests in Borrower from Junior Mezz LLC to Senior Mezz LLC and from Senior Mezz LLC to Guarantor and, following such transfer, to the dissolution of Junior Mezz LLC and Senior Mezz LLC.
(g)    Estoppel Certificates. Borrower shall have delivered in form consistent with the requirements of the relevant lease and otherwise in form and substance reasonably satisfactory to the Administrative Agent estoppel certificates from KPMG LLP, Latham & Watkins LLP, Munger, Tolles & Olson LLP, Bingham McCutchen LLP and, if obtained prior to the Modification Effectiveness Time, Reed Smith LLP.
(h)    Representations and Warranties. As of the Modification Effectiveness Time, all of the representations and warranties of Borrower and Guarantor in this Amendment and in the Loan Documents shall be true and correct in all material respects, after giving effect to the modifications intended to become effective as of the Modification Effectiveness Time and the updated schedules attached hereto, except for such matters as are described in Schedule 1 attached hereto.
(i)    No Events of Default. As of the Modification Effectiveness Time, after giving effect to the modifications provided for in this Amendment, no Event of Default, monetary default or Potential Default as to which notice has been delivered by Administrative Agent to Borrower shall exist.
(j)    Fees and Expenses. Borrower shall have paid (A) all costs, fees and expenses due to the Administrative Agent pursuant to Section 11.13 of the Loan Agreement with respect to the Modifications or otherwise incurred prior to the Modification, it being understood that all costs, fees and expenses incurred by the Administrative Agent in connection with this Amendment and the other documents to be delivered pursuant hereto are costs, fees and expenses for which Borrower is obligated to reimburse the Administrative Agent pursuant to Section 11.13 of the Loan Agreement, (B) all appraisal fees, costs and expenses incurred by the Administrative Agent in connection with the appraisal of the Property undertaken by the Administrative Agent in connection with this Amendment, and (C) a modification fee to the Administrative Agent on behalf of the Lenders, in proportion to their respective interests in the Notes, as determined on a basis that assumes that the Required Principal Payment shall have been made and applied to Note A, in the aggregate amount of $1,250,000.
(k)    Appraisal. The Administrative Agent shall have received a current Appraisal satisfactory to the Administrative Agent.

(l)    Insurance. The Administrative Agent shall have received current insurance certificates confirming that the insurance policies required to be maintained pursuant to the Loan Documents are in effect and all premiums therefor have been paid.
(m)    Third Party Reports. The Administrative Agent shall have received a property condition report, a seismic report showing a probable maximum loss of less than twenty percent (20%) for the Property and an updated Phase I environmental report with respect to the Property, each in form and substance satisfactory to the Administrative Agent.
(n)    Additional Checklist Matters. To the extent not previously delivered, received and approved by the Administrative Agent, Borrower shall have delivered, and the Administrative Agent shall have received and approved, such other matters as may be required pursuant to the closing checklist distributed by the Administrative Agent’s counsel to Borrower, including, without limitation, an operating budget for the year 2012; cash flow projections; an opening balance sheet for Borrower; background checks; and UCC, litigation and judgment searches.
2.    Loan Modifications. Upon the Modification Effectiveness Time, the Loan Agreement and the other Loan Documents shall be modified as follows:
(a)    The following additional defined terms are hereby added to the Loan Agreement, in proper alphabetical order:
        “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and Borrower as the office by which its Loans of such Type of are to be made and maintained.
        “Approved Transferee” shall have the meaning assigned to such term in Article I of the Loan Agreement, except for purposes of Section 8.1(j), in which case “Approved Transferee” shall have the meaning assigned to such term in such Section 8.1(j).
        “Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the sum of (i) the LIBOR Rate (for a one month Interest Period) plus (ii) 0.50%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. For purposes of this definition, the LIBOR Rate referred to above shall be the London Interbank Offered Rate for a one-month period, as determined by Administrative Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “LIBOR Rate” and the notice and other provisions applicable thereto as set forth herein.
        “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.

        “Bingham TI Reserve Account” shall have the meaning assigned to such term in the Cash Management Agreement.
        “Borrower-Affiliated Purchaser Subordination Event” shall have the meaning assigned to such term in Section 8.1(k).
        “Borrower-Affiliated Purchaser” shall have the meaning assigned to such term in Section 8.1(j).
        “Borrower Affiliated SPC Party” shall have the meaning assigned to such term Section 8.1(k) (3) (xvii).
        “Cash Sweep Commencement Date” shall mean the first Monthly Payment Date occurring after August 9, 2012.
        “Continue” “Continuation” and “Continued” refer to the continuation pursuant to Section 2.2.3 of (a) a LIBOR Loan from one Interest Period to the next Interest Period or (b) a Base Rate Loan at the Base Rate.
        “Convert” “Conversion” and “Converted” refer to a conversion pursuant to the terms of this Agreement of one Type of Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole and absolute discretion) of a Loan from one Applicable Lending Office to another.
        “Eligibility Requirements” shall have the meaning assigned to such term in Article I of the Loan Agreement, except for purposes of Section 8.1(j), in which case “Eligibility Requirements” shall have the meaning assigned to such term in such Section 8.1(j).
        “Eurohypo” shall mean Eurohypo AG, New York Branch, and its successors and/or assigns.
        “FATCA” shall have the meaning assigned to such term in Section 2.2.3(d).
        “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it (rounded upwards, if necessary, to the nearest 1/32 of 1%).

        “Institutional Investor” shall have the meaning assigned to such term in Article I of the Loan Agreement, except for purposes of Section 8.1(j), in which case, “Institutional Investor” shall have the meaning assigned to such term in such Section 8.1(j).
        “Lending Limit” shall have the meaning assigned to such term in Section 8.1(j).
        “Lending Limit Response Notice” shall have the meaning assigned to such term in Section 8.1(j).
        “Limit-Constrained Lender” shall have the meaning assigned to such term in Section 8.1(j).
        “Limit-Constrained Lender Identification Notice” shall have the meaning assigned to such term in Section 8.1(j).
        “Limiting Purchaser” shall have the meaning assigned to such term in Section 8.1(j).
        “Loan Transactions” shall have the meaning assigned to such term in Section 2.3.5(d).
        “Modification Agreement” shall mean that certain First Amendment to Loan Agreement and Reaffirmation of Loan Documents, made and entered into as of July 9, 2012, by and among Borrower, the Administrative Agent and the Lenders.
        “Modification Effectiveness Time” shall have the meaning assigned to such term in the Modification Agreement.
        “Original Maturity Date” shall mean October 9, 2012.
        “Otherwise Permitted Corporate Transfer Transaction” shall have the meaning assigned to such term in Section 8.1(j).
        “Permitted Corporate Transfer Transaction” shall have the meaning assigned to such term in Section 8.1(j).
        “Prime Rate” means the rate of interest from time to time announced by the Administrative Agent at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by the Administrative Agent to any customer and such rate is set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors. Any change in such Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Projected Principal Pay-Down Amount” shall have the meaning assigned to such term in Section 2.2.3(b)
        “Transaction Notice” shall have the meaning assigned to such term in Section 8.1(j).
        “Type” shall have the meaning assigned to such term in Section 1.3.
        “U.S. Person” shall have the meaning assigned to such term in Section 2.2.3(d).
        “U.S. Taxes” shall have the meaning assigned to such term in Section 2.2.3(d).
(b)    The definition of “Affiliated Hedge Party” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Affiliated Hedge Party” means MPG Office, L.P. (f/k/a Maguire Properties, L.P.).
(c)    The definition of “Applicable Interest Rate” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Applicable Interest Rate” shall mean either (i) the LIBOR Rate plus the Spread with respect to each Interest Period related thereto when the Loan is a LIBOR Loan or (ii) the Base Rate plus the Spread with respect to any period when the Loan is a Base Rate Loan.
(d)    The definition of “Borrower Principal” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Borrower Principal” shall mean any of MPG Office Trust, Inc. (f/k/a/ Maguire Properties, Inc.) or MPG Office, L.P. (f/k/a Maguire Properties, L.P.).
(e)    The definition of “Cash Trap Period” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Cash Trap Period” shall mean the period of time commencing with the occurrence of (i) an Event of Default or (ii) the Cash Sweep Commencement Date, and continuing until the date on which the Debt has been paid in full.
(f)    The definition of “Debt” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Debt” shall mean the outstanding principal amount of the Loan, together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any Breakage Costs) due by Borrower in respect of the Loan under the Notes, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

(g)    The definition of “Environmental Report” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Environmental Report” shall mean, collectively, that certain Environmental Phase I Report prepared by EMG, dated August 18, 2007, and that certain Environmental Phase I Report prepared by EMG, dated June 1, 2012.
(h)    The definition of “Facility Amount” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Facility Amount” shall mean Four Hundred Million Dollars ($400,000,000) prior to the application of the Required Principal Payment to the principal of Note A and Three Hundred Sixty-Five Million Dollars ($365,000,000) thereafter.
(i)    The definition of “Guarantee” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Guarantee” shall mean the Recourse Guarantee.
(j)    The definition of “Guarantor” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Guarantor” shall mean MPG Office, L.P. (f/k/a Maguire Properties, L.P.), a Maryland limited partnership.
(k)    The definition of “Historical Net Operating Income” set forth in Section 1.1 of the Loan Agreement is hereby revised as follows:
(i)    Delete the text in clause (ii) starting on the fourth (4th) line and replace it with “[reserved]”.
(ii)    Delete the parenthetical starting on the fourth (4th) line from the bottom beginning “it being understood”.
(l)    The definition of “Independent Director” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Independent Director” shall have the meaning set forth in Section 3.1.24(q) in relation to the requirements of this Agreement applicable to Borrower and shall have the meaning set forth in Section 8.1 (k) (3) (xix) in relation to the requirements of this Agreement applicable to a Borrower-Affiliated Purchaser.
(m)    The definition of “Independent Manager” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Independent Manager” shall have the meaning set forth in Section 3.1.24(q) in relation to the requirements of this Agreement applicable to Borrower and shall have the meaning set forth in Section 8.1 (k) (3) (xix) in relation to the requirements of this Agreement applicable to a Borrower-Affiliated Purchaser.
(n)    The definition of “LIBOR” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “LIBOR Rate” means, for any Interest Period for any LIBOR Loan, the rate of interest per annum (rounded upwards to the nearest 1/32 of 1%) obtained by dividing (I) the rate of interest appearing on Reuters Screen LIBOR01 (formerly operated as Page 3750 of the Dow Jones Market Service (Telerate)) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term comparable to such Interest Period; provided that, if such rate does not appear on such page, or if such page shall cease to be publicly available, or if the information contained on such page, in the reasonable judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by the Administrative Agent, the LIBOR Rate for such Interest Period shall be determined from such substitute financial reporting service as the Administrative Agent in its discretion shall determine at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, in an amount (if differing rates are quoted by reference to amounts) approximately equal to the applicable LIBOR Loan and for a period of time equal to such Interest Period (or if no rate is published for such Interest Period, then for a period of time approximately equal to such Interest Period) by (II) a percentage equal to one (1) minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D (or other reserves required to be maintained pursuant to applicable laws with respect to (a) any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or (b) any applicable category of extensions of credit or other assets which includes LIBOR Loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in the LIBOR Rate on the date on which such change in such maximum rate becomes effective. For purposes of this definition, the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are not open for dealings in dollar deposits in the London interbank market.
In addition, all references in the Loan Documents to “LIBOR” are hereby replaced with references to “LIBOR Rate”.

(o)    The definition of “LIBOR Interest Rate” is hereby amended and restated as follows:
        “LIBOR Interest Rate” shall have the same meaning as “LIBOR Rate.”
(p)    The definition of “LIBOR Loan” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the LIBOR Rate plus the Spread in accordance with the provisions of Article II hereof.”
(q)    The definition of “Loan Documents” set forth in Section 1.1 of the Loan Agreement is hereby modified by adding the following sentence at the end thereof:
The Modification Agreement, the Notes, that certain Amended and Restated Cash Management Agreement executed by and among Borrower, Administrative Agent, Agent and Manager dated as of July 9, 2012, that certain Assignment of Facility Operator Parking Agreement and Subordination of Parking Management Fees executed by and among MPG Office, L.P., a Maryland limited partnership, Administrative Agent and AMPCO System Parking, Inc., a California corporation dated as of July 9, 2012 and each of the documents modifying the Loan Documents delivered pursuant thereto are each “Loan Documents.”
(r)    The definition of “Manager” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Manager” shall mean MPG Office, L.P. (f/k/a Maguire Properties, L.P.), a Maryland limited partnership, or any other manager approved in accordance with the terms and conditions of the Loan Documents.
(s)    The definition of “Maturity Date” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Maturity Date” shall mean October 9, 2013 or such other date on which the final payment of principal of the Notes become due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
(t)    The definition of “Prohibited Person” set forth in Section 1.1 of the Loan Agreement is hereby modified by renumbering existing clause (vi) as clause (viii), and adding the following new clauses (vi) and (vii):
(vi)    that is named on the consolidated list of asset freeze targets by the United Nations, the European Union and the United Kingdom (maintained by the Asset Freezing Unit of the United Kingdom Treasury: http://www.hm-treasury.gov.uklfinancialsanctions);
(vii) that is named on the most current lists pertaining to EU-Regulations Nos. 2580/2001 and/or 881/2002; or

(u)    The definition of “Property Insurance Sharing Agreement” is hereby deleted and replaced with the following:
        “Property Insurance Sharing Agreement” shall mean that certain Amended and Restated Property Insurance Sharing Agreement, dated as of June 27, 2003, between Borrower’s predecessor in interest, REIT and certain of their respective affiliates, as amended by (i) that certain First Amendment to Amended and Restated Property Insurance Sharing Agreement dated as of December 15, 2003, (ii) that certain Second Amendment to the Amended and Restated Property Insurance Sharing Agreement, dated as of February ___, 2008, and (iii) that certain Third Amendment to the Amended and Restated Property Insurance Sharing Agreement, dated as of June 27, 2008.”
(v)    The definition of “Property Condition Report” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Property Condition Report” shall mean, collectively, that certain Property Condition Report prepared by EMG, dated August 14, 2007, and that certain Property Condition Report prepared by EMG, dated June 1, 2012.
(w)    The definition of “REIT” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “REIT” shall mean MPG Office Trust, Inc. (f/k/a/ Maguire Properties, Inc.), a Maryland corporation.
(x)    The definition of “Reserve Funds” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Reserve Funds” shall mean, collectively, the KPMG Abatement Funds, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Rollover Funds, the Sweep Account and the Bingham TI Reserve Account.
(y)    The definition of “Sponsor” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Sponsor” shall mean MPG Office, L.P. (f/k/a Maguire Properties, L.P.), a Maryland limited partnership.
(z)    The definition of “Spread” set forth in Section 1.1 of the Loan Agreement is hereby deleted and replaced with the following:
        “Spread” shall mean:
        (a)    with respect to the period commencing on the date on which the Modification Effectiveness Time occurs and ending on (but not including) the Original Maturity Date:

                     (i)    with respect to any Note A, (A) for Base Rate Loans, 625/1000ths percent (0.625%) per annum, and (B) for LIBOR Loans, one and 125/1000ths percent (1.125%) per annum;
                     (ii)    with respect to any Note B, (A) for Base Rate Loans, four and 924/1000ths percent (4.924%) per annum, and (B) for LIBOR Loans, five and 424/1000ths percent (5.424%) per annum; and
        (b)    with respect to the period commencing on and following the Original Maturity Date:
                     (i)    with respect to any Note A, (A) for Base Rate Loans, two and one-half percent (2.50%) per annum; and (B) for LIBOR Loans, three percent (3.00%) per annum; and
                     (ii)    with respect to any Note B, (A) for Base Rate Loans, four and six tenths of one percent (4.60%) per annum; and (B) for LIBOR Loans, five and one-tenth of one percent (5.10%) per annum.
(aa)    In addition, all terms that are defined in the Modification Agreement and used but not defined in the Loan Agreement, as modified hereby, are hereby added as additional defined terms to the Loan Agreement having the meanings assigned to such terms in the Modification Agreement.
(bb)    The following defined terms in Section 1.1 of the Loan Agreement are hereby deleted in their entirety, and all references in the Loan Agreement and the other Loan Documents thereto shall have no meaning and be of no force and effect:
“Advance”
“Advance Request”
“Aggregate Calculated Debt Service”
“Aggregate Debt”
“Aggregate Debt Service Coverage Ratio”
“Aggregate Loan to Value Ratio”
“Capped LIBOR Rate”
“Controlled Account”
“Controlled Account Agreement”
“Controlled Account Collateral”
“Depository Bank”

“Existing Tenant Improvement Funds”
“Future Advances”
“Initial Interest Rate”
“Latham Landlord Work”
“Latham Landlord Work Budget”
“Latham Landlord Work Funds”
“Latham & Watkins Commencement Date”
“Latham & Watkins Imputed Rent Advance”
“Latham & Watkins U.S. Bank Tower Lease Guarantee”
“Note B Designated Representative”
“Outside Future Advance Date”
“Permitted Mezzanine Borrower”
“Permitted Mezzanine Lender”
“Permitted Mezzanine Loan”
“Permitted Mezzanine Loan Liens”
“Permitted Mezzanine Loan Underwritten Amount”
“Permitted Prepayment Date”
“Reserve Requirements”
“Spread Maintenance Premium”
“Substitute Rate”
“Substitute Rate Loan”
“Substitute Spread”
“Telerate Page 3750”
“TI/LC Advance”
“TI/LC Maximum Advance Amount”

(cc)    A new Section 1.3 is hereby added to the Loan Agreement as follows:
Section 1.3.    Types of Loans.
Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a LIBOR Loan, each of which constitutes a Type.
(dd)    The text of Section 2.1.3 of the Loan Agreement is hereby deleted and replaced with the following:
The Loan is evidenced by those certain Substitute Promissory Notes A-1, dated as of November 13, 2007, and described on Schedule 2 attached hereto, as amended pursuant to the amendment thereof delivered pursuant to Section 1(a)(iv) of the Modification Agreement (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, collectively, “Note A-1”); Substitute Promissory Notes A-2, dated as of November 13, 2007, and described on Schedule 2 attached hereto, as amended pursuant to the amendment thereof delivered pursuant to Section 1(a)(iv) of the Modification Agreement (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, collectively, “Note A-2”); Replacement Substitute Promissory Note B-1, dated as of July 9, 2012, and described on Schedule 2 attached hereto (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, collectively, “Note B-1”); and Replacement Substitute Promissory Note B-2, dated as of July 9, 2012, and described on Schedule 2 attached hereto (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, collectively, “Note B-2”); Note A-1, Note A-2, Note B-1 and Note B-2, together with any substitutes therefor, are collectively referred to herein as the “Notes”, Note A-1 and Note A-2, together with any substitutes therefor, are collectively referred to herein as “Note A”, and Note B-1 and Note B-2, together with any substitutes therefor, are collectively referred to herein as “Note B”. Note A-1 shall be in the stated original face principal amount of Two Hundred Thirty Million Six Hundred Twenty-Three Thousand Seven Hundred Thirteen and No/100 Dollars ($230,623,713.00) (it being acknowledged and understood that such stated original face amount does not reflect the reduction in the principal balance of Note A-1 that will result from the Required Principal Payment), Note A-2 shall be in the stated original face principal amount of One Hundred Twenty-Five Million One Hundred Seventy-Six Thousand Two Hundred Eighty-Seven and No/100 Dollars ($125,176,287.00) (it being acknowledged and understood that such stated original face amount does not reflect the reduction in the principal balance of Note A-2 that will result from the Required Principal Payment), Note B-1 shall be in the stated principal amount of Thirty-Four Million Two Hundred Thousand and No/100 Dollars ($34,200,000.00) and Note B-2 shall be in the stated principal amount of Ten Million and No/100 Dollars ($10,000,000.00), each executed by Borrower and payable to the order of the Lender as described on Schedule 2 attached hereto. The Loan shall be repaid in accordance with the terms of this Agreement and the Notes.

(ee)    Borrower acknowledges that the Loan has been fully disbursed for the uses described in Section 2.1.4 of the Loan Agreement. Accordingly, Sections 2.1.6, 2.1.7, 2.1.8 and 2.1.9 of the Loan Agreement are hereby deleted in their entirety.
(ff)    The text of Section 2.2.1 of the Loan Agreement is hereby deleted and replaced with the following:
        (a)    Except as herein provided with respect to interest accruing at the Default Rate, Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan (which may be Base Rate Loans and/or LIBOR Loans) made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

(i)during such periods as such Loan is a Base Rate Loan, the Base Rate plus the Spread; and

(ii)    during such periods as such Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Loan for such Interest Period plus the Spread.
(gg)    The text of Section 2.2.2 of the Loan Agreement is hereby deleted and replaced with the following:
Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year for LIBOR Loans or three hundred sixty five or six, as applicable (365/6) day year for Base Rate Loans (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360 or 365/6, as applicable) by (c) the outstanding principal balance of the Type of Loan.
(hh)    The text of Section 2.2.3(a) of the Loan Agreement is hereby deleted and replaced with the following:
Any change in the rate of interest hereunder due to a change in the LIBOR Rate shall become effective as of the first day of the new Interest Period. Each determination by Lender of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.
(ii)    The text of Section 2.2.3(b) of the Loan Agreement is hereby deleted and replaced with the following:
Subject to Sections 2.2.3(c), 2.2.3(d) and 2.2.3(e), Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided that: (a) Borrower shall give the Administrative Agent notice of each such Conversion or Continuation as provided in Section 2.2.3(e); (b) LIBOR Loans may be Converted only on the last day of an Interest Period for such Loans unless Borrower complies with the terms of Section 2.2.3(g) and (c) subject to Sections 2.2.3(d) and 2.2.3(e), any Conversion or Continuation of Loans shall be pro rata among the Lenders. Notwithstanding the foregoing, and without limiting the rights and remedies of the Administrative Agent and the Lenders under Article X, in the event that any Event of Default exists, the Administrative Agent may (and at the request of the Majority Lenders shall) suspend the right of Borrower to Convert any Loan into a LIBOR Loan, or to Continue any Loan as a LIBOR Loan for so long as such Event of Default exists, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) or Continued, as the case may be, as Base Rate Loans. In connection with any such Conversion, a Lender may (at its sole and absolute discretion) transfer a Loan from one Applicable Lending Office to another. The amount to be Converted or Continued for any Interest Period shall be determined after giving effect to the amounts to be applied from the Sweep Account in repayment of the principal of the Loan on the Monthly Payment Date for the immediately preceding Interest Period in accordance with clause Eighth of Section 3 of the Modification Agreement and the Cash Management Agreement. At least three (3) Business Days prior to that Monthly Payment Date, Borrower shall contact Administrative Agent in order for Borrower and Administrative Agent to agree upon a calculation of the sums that are projected to be available for application from the Sweep Account in repayment of the principal of the Loan on such Monthly Payment Date based on the balance in the Deposit Account (and subaccounts thereof) as of the date three (3) Business Days prior to such Monthly Payment Date (the amount of principal so projected to be repaid by Borrower on any Monthly Payment Date, as agreed to by Borrower and the Administrative Agent, is referred to herein as the “Projected Principal Pay-Down Amount” for such Monthly Payment Date), and in no event shall Borrower deliver to Administrative Agent pursuant to this Section 2.2.3(b) any election with respect to the Conversion or Continuation of Loans if the aggregate principal balance of the Loans after giving effect to such Conversion or Continuation would exceed the aggregate principal balance of the Loans that would be outstanding after giving effect to the application from the Sweep Account in repayment of the principal of the Loan on such Monthly Payment Date of the Projected Principal Pay-Down Amount for such Monthly Payment Date.
                        (jj)    The text of Section 2.2.3(c) of the Loan Agreement is hereby deleted and replaced with the following:

(c) Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Rate for any Interest Period for any LIBOR Loan:

(i)    the Administrative Agent determines, which determination shall be conclusive absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(ii) the Administrative Agent reasonably determines that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely adequately to cover the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans, to Continue LIBOR Loans or to Convert Loans of any other Type into LIBOR Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans or such Loans shall be automatically Converted into Base Rate Loans.
(kk)    Section 2.2.3(d) of the Loan Agreement is hereby amended as follows:

(i) Add the following after the fourth (4th) sentence of Section 2.2.3(d) of the Loan Agreement:
Borrower agrees to pay to each Lender that is not a U.S. Person such additional amounts as are necessary in order that the net payment of any amount due to such non-U.S. Person hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such non-U.S. Person), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply to any taxes imposed by FATCA; provided, however, if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller that such Lender has complied with such applicable reporting requirements, and (B) other documentation required to be provided to a withholding agent by FATCA or otherwise reasonably requested by Borrower and/or the Administrative Agent sufficient for the Administrative Agent and Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements. Whenever any additional amount is payable by Borrower with respect to a Lender pursuant to this Section 2.2.3(d), Borrower shall, as promptly as possible thereafter, send to such Lender an original official receipt, if available, or certified copy thereof showing payment of such amount. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by a Lender which may result from any failure by Borrower to pay any such amount when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
For the purposes hereof, (A) “U.S. Person” means a citizen, national or resident of the United States of America, a corporation, limited liability company, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” means any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, and (C) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations (whether final, temporary or proposed) that are issued thereunder or interpretations thereof by an official Governmental Authority.
                                (ii)    In the fifth (5th) sentence of Section 2.2.3(d), replace the words “satisfactory to the Note B Designated Representative” with “not a Prohibited Person and is satisfactory to Administrative Agent”.
(ll)    Section 2.2.3(e) of the Loan Agreement is hereby modified as follows:
                                (i)    The words “at the Substitute Rate plus the Substitute Spread” starting on the fifth (5th) line are hereby replaced with “at the Base Rate plus the Spread”.
                                (ii)    The words “Substitute Rate in effect from time to time plus the Substitute Spread” starting on the sixth (6th) line are hereby replaced with “Base Rate plus the Spread”.
(mm)    The words “Substitute Rate plus the Substitute Spread” on the fourteenth (14th) line and starting on the fifteenth (15th) line in Section 2.2.3(g) of the Loan Agreement are each hereby replaced with “Base Rate plus the Spread”.
(nn)    The last sentence of Section 2.3.3 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:
If all or any part of the principal amount of the Loan is repaid upon acceleration of the Loan following the occurrence of an Event of Default prior to October 1, 2013, Borrower shall be required to pay to Lender, in addition to all other amounts then payable hereunder, a prepayment premium described in Section 2.4.1(d) calculated with respect to the amount of principal being repaid and Breakage Costs.
(oo)    A new Section 2.3.5(d) is hereby added to the Loan Agreement as follows:

(d)    Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 2.4.2 and (b) Conversions or prepayments made pursuant to Section 2.2.3(e), each Conversion, Continuation and partial prepayment of principal (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount at least equal to $1,000,000 and in additional incremental amounts of at least $100,000 (Loan Transactions of or into Loans of different Types at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type); provided that if any Loans would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period. Notwithstanding the foregoing, the minimum amount of $1,000,000 and minimum increments in excess of $100,000 shall not apply to Conversions of lesser amounts into a tranche of Loans that has

(or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and one Interest Period.
(pp)    A new Section 2.3.5(e) is hereby added to the Loan Agreement as follows:
(e)Certain Notices. Notices by Borrower to the Administrative Agent regarding Loan Transactions and the selection of Types of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 1:00 p.m., New York City time, on the number of Business Days prior to the date of the proposed Loan Transaction or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior
Voluntary Prepayment	5
Conversions into or Continuations as Base Rate Loans	3
Conversions into or Continuations as LIBOR Loans	3

Each such notice of a Loan Transaction shall specify the amount (subject to Section 2.3.5(d)) and Type of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction. Notices for Conversions and Continuations shall be in the form of Attachment E attached to the Modification Agreement. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. If Borrower fails to select the Type of Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 2.3.5(e), such Loan (if outstanding as a LIBOR Loan) will be automatically Continued as a LIBOR Loan with an Interest Period of one (1) month on the last day of the current Interest Period for such Loan (based on a LIBOR Rate determined two (2) Business Days prior to the first day of the next Interest Period) or, if outstanding as a Base Rate Loan, will remain as a Base Rate Loan.
(qq)    Section 2.4.1 of the Loan Agreement is hereby modified as follows:
(i)    The words “On and after the Permitted Prepayment Date Borrower may, at its option and upon at least ten (10) Business Days” starting on the second (2nd) line are hereby replaced with “Borrower may, at its option and upon at least three (3) Business Days”.
(ii)    The word “[reserved]” in subsection (d) is hereby removed and the following is hereby inserted as the text of subsection (d):
From the Modification Effectiveness Time to (and including) September 30, 2012, a prepayment premium equal to 0.90% of the principal amount being paid;

from October 1, 2012 to (and including) April 30, 2013, a prepayment premium equal to 0.57% of the principal amount being paid; from May 1, 2013 to (and including) September 30, 2013, a prepayment premium equal to 0.21% of the principal amount being paid;

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

BY INITIALING BELOW, BORROWER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT NOTWITHSTANDING ANY APPLICABLE LAW TO THE CONTRARY, PURSUANT TO THE TERMS OF THIS AGREEMENT, IT HAS AGREED THAT IT HAS NO RIGHT TO PREPAY THE NOTE, WITHOUT THE PAYMENT OF THE PREPAYMENT PREMIUM EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND THAT IT SHALL BE LIABLE FOR THE PAYMENT OF THE PREPAYMENT PREMIUM FOR PREPAYMENT OF THE NOTE ON ACCELERATION OF THE NOTE IN ACCORDANCE WITH ITS TERMS. FURTHERMORE, BY INITIALING BELOW, BORROWER WAIVES ANY RIGHTS IT MAY HAVE UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE, AND EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT LENDERS HAVE EXTENDED THE TERM OF THE LOAN IN RELIANCE ON THESE WAIVERS AND AGREEMENTS OF BORROWER AND THAT LENDERS WOULD NOT HAVE ENTERED INTO THE EXTENSION OF THE TERM OF THE LOAN WITHOUT SUCH WAIVER AND AGREEMENTS OF BORROWER.
BORROWER’S INITIALS:    PM

(iii)    The following sentence is hereby added at the end of Section 2.4.1 of the Loan Agreement:
Notwithstanding anything to the contrary in Section 3 of the Modification Agreement or the Cash Management Agreement, the amount equal to the Required Principal Payment that Borrower deposits into the Sweep Account at or prior to the Modification Effectiveness Time pursuant to Section 1(b) of the Modification Agreement shall be held in the Sweep Account as collateral for the Loan subject to the provisions of this Section 2.4.1. At any time after the Modification Effectiveness Time, Borrower may instruct the Administrative Agent upon not less than four (4) Business Days’ notice to disburse the Required Principal Payment from the Sweep Account to the Administrative Agent for distribution to the Lenders holding an interest in Note A, and in proportion to their respective interests therein, to reduce the outstanding balance of Note A, in which event Borrower shall pay any Breakage Costs described in Section 2.2.3(g) in connection therewith. From time to time after the Modification Effectiveness Time, at Borrower’s request the Administrative Agent agrees to provide Borrower with an estimate of any Breakage Costs described in Section 2.2.3(g) that would be payable by Borrower in connection with any such prepayment as of any given date. If the Required Principal Payment has not been disbursed to prepay a portion of the outstanding balance of Note A before August 9, 2012, then on August 9, 2012, and without further instructions from Borrower, it shall be automatically disbursed to the Administrative Agent for distribution to the Lenders holding an interest in Note A, and in proportion to their respective interests therein, to reduce the outstanding balance of Note A. In connection with any such prepayment on August 9, 2012, Borrower shall not be required to pay any Breakage Costs described in Section 2.2.3(g). In addition, regardless whether the Required Principal Payment is disbursed to prepay a portion of the outstanding balance of Note A on or prior to August 9, 2012, no prepayment premium shall be payable in connection therewith.
(rr)    The following sentence is hereby added at the end of Section 2.4.2 of the Loan Agreement:
Following the Modification Effectiveness Time, while a Cash Trap Period exists, on each Monthly Payment Date, all amounts in the Sweep Account shall be used to prepay the outstanding principal amount of the Notes (with the first such payments to be applied to the principal balance of Note A until the principal balance of Note A has been paid in full, and then applied to Note B), without any prepayment premium. It is understood and agreed that, as a material inducement to the Administrative Agent and the Lenders to agree to the modifications of the Loan Agreement and the Loan Documents that are provided for in the Modification Agreement, Borrower has elected to make the principal payment provided for in Section 1(b) of the Modification Agreement, as well as the principal payments that will result from the application of the funds in the Sweep Account to the principal balance of Notes A and B as provided for herein. Borrower hereby confirms that each of principal payments made pursuant to the foregoing provisions are and shall be principal payments which the Borrower has elected (and is obligated) to make, and Borrower’s election and obligation to make such principal payments is and shall be absolute, unconditional and irrevocable. No prepayment premium shall apply to, nor shall any requirement for prior notice of such prepayments or for any minimum amount of prepayments be applicable to, any of the principal payments provided for in Section 1(b) of the Modification Agreement or that will result from the application of the funds in the Sweep Account to the principal balance of Notes A and B as provided for herein. Provided that no Event of Default exists, if the amount of funds that would otherwise be required under this Agreement to be applied from the Sweep Account to repay the principal balance of the Loans on any Monthly Payment Date exceeds the Projected Principal Pay-Down Amount for such Monthly Payment Date, as determined pursuant to Section 2.2.3(b), then (i) only the portion of such funds equal to the Projected Principal Pay-Down Amount shall be applied to repay the principal balance of the Loans on such Monthly Payment Date; and (ii) such excess funds shall be deposited into the Deposit Account on the Business Day following such Monthly Payment Date, and available for allocation in accordance with the Cash Management Agreement on the next Monthly Payment Date.
(ss)    The text of Section 2.4.3 of the Loan Agreement is hereby deleted and replaced with the following:
If, while an Event of Default exists, but prior to October 1, 2013, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being paid, (ii) the Interest Shortfall, if applicable, with respect to the principal amount being paid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (ii), (iv) a prepayment premium described in Section 2.4.1(d) calculated with respect to the amount of principal being paid, and (v) all other sums due under this Agreement (including Section 2.3.3), the Notes or the other Loan Documents in connection with a partial or total prepayment.
(tt)    The text “At all times during the term of the Loan” on the first (1st) line of Section 2.5 of the Loan Agreement is hereby deleted and replaced with “At all times until August 9, 2012”.
(uu)    References to Schedule I in Section 3.1.22 of the Loan Agreement shall be deemed to refer to the updated Rent Roll attached hereto as Schedule 3 and references to Schedule VIII in Section 3.1.22 of the Loan Agreement shall be deemed to refer to the updated list of Tenant Letters of Credit attached hereto as Schedule 5.
(vv)    Section 3.1.43 and Schedule VII of the Loan Agreement are hereby deleted in their entirety.

(ww)    Section 4.1.5 is hereby modified by removing “Intentionally Omitted” therefrom and inserting the following as the text of Section 4.1.5:
4.1.5 Appraisals. The Administrative Agent may commission one or more new and/or updated Appraisals from time to time, at Borrower’s sole cost and expense if (a) there is, in the Administrative Agent’s reasonable judgment, a material adverse change in the Property or the market conditions related to the Property, or (b) at any time such Appraisal is required by applicable law or regulatory requirements.
(xx)    The reference to “www.maguireproperties.com” in Section 4.1.6(d) of the Loan Agreement is hereby deleted and replaced with a reference to http://mpgoffice.com/.
(yy)    Section 4.1.9 of the Loan Agreement is hereby modified by adding the following subsection at the end thereof:
(d)    In connection with any new Lease, if a tenant under such Lease requires that it be given a right of offset against rentals payable by it thereunder, for unpaid leasing commissions, tenant improvement or other leasing costs, the Administrative Agent will agree to recognize such offset right in a subordination, non-disturbance and attornment agreement in favor of such tenant to the extent the form of such subordination, non-disturbance and attornment agreement is reasonably acceptable to the Administrative Agent and there are funds on deposit in the Rollover Account which are sufficient to cover the maximum amount of rentals that may be offset on account of unpaid leasing commissions, tenant improvement or other leasing costs; provided that, in the case any such offset rights are recognized, a portion of the funds on deposit in the Rollover Account, in an amount equal to the maximum amount of rentals that may be offset by such tenant on account of such unpaid leasing commissions, tenant improvement or other leasing costs shall be earmarked as available to be disbursed to Borrower for no purpose other than the leasing commissions, tenant improvement or other leasing costs with respect to which such rights of offset may be exercised. If, while any Event of Default exists, the Administrative Agent shall direct any portion of the funds in the Rollover Account that have been earmarked for such leasing commissions, tenant improvement or other leasing costs to be released to it, or otherwise exercises any rights and remedies with respect to such portion of such funds in any manner that results in the remittance to the Administrative Agent of such portion of such funds, it is understood and agreed that no portion of the Debt shall be deemed to have been repaid with such funds, and that the Administrative Agent may continue to hold such funds, and apply them towards the funding of the leasing commissions, tenant improvement or other leasing costs with respect to which such portion of such funds has been earmarked, unless the Administrative Agent expressly otherwise elects in writing. The Administrative Agent shall be authorized to exercise all available rights and remedies with respect to such portion of the funds, and to apply any leasing commissions, tenant improvement or other leasing costs with respect to which such portion of such funds has been earmarked. Nothing contained in this Section 4.1.9, however, shall be deemed or construed to limit a tenant’s rights to offsets for any leasing commissions, tenant improvement or other leasing costs that are recognized by the Administrative Agent pursuant to a subordination, non-disturbance and attornment agreement entered into by the Administrative Agent in accordance with the provisions hereof.
(zz)    A new Section 4.1.23 is hereby added to the Loan Agreement as follows:
4.1.23    Required Repairs. Borrower hereby represents and warrants that it has caused the following work to be completed in a good and workmanlike manner, lien-free and in accordance with all Legal Requirements prior to the Modification Effectiveness Time:

a.	Paint 14 car-accessible and 2 van-accessible parking spaces at 235 South Hill Street parking structure (as recommended in Section 5.2 of the June 1, 2012 Property Condition Report);

b.
Repair minor areas of cracked or damaged concrete on the southeast front elevation of the 235 South Hill Street parking structure (as recommended in Section 5.6 of the June 1, 2012 Property Condition Report); and

c.	Repair a hydraulic leak in the hydraulic passenger elevators at the 235 South Hill Street parking structure (as recommended in Section 7.5 of the June 1, 2012 Property Condition Report).
Borrower may request disbursements from the Capital Expenditure Account or apply amounts in Borrower’s Operating Account to pay for the costs of such work in accordance with the Cash Management Agreement and this Agreement.
(aaa)    Borrower hereby confirms that its obligation to pay an agency fee of $48,000 per year to the Note B Representative under the Fee Letter shall continue to apply following the Modification Effectiveness Time, until the Debt is paid in full, but such fee shall be payable to Administrative Agent.
(bbb)    The text of Section 4.2.10 of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(ccc)     The text of Section 6.1.2 of the Loan Agreement is hereby deleted and replaced with the following:
Release of KPMG Abatement Funds. The Administrative Agent shall disburse, or cause to be disbursed, to the Deposit Account (for application pursuant to Section 3 of the Modification Agreement and the Cash Management Agreement) on a Monthly Payment Date portions of the KPMG Abatement Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for disbursement to the Administrative Agent at least ten (10) days prior to the Monthly Payment Date on which Borrower requests such disbursement to be made, provided that if Borrower fails to provide the requisite notice in any calendar month, then Borrower shall have the right to request the same disbursement in any subsequent calendar month, together with any disbursement for such then current month, (b) on the date such request is received by the Administrative Agent and on the date such disbursement is to be made, no Event of Default shall exist and remain uncured, and (c) the amount for which such request is made equals the amount of rent abatement available to KPMG for the month in which such Monthly Payment Date occurs, in accordance with the Schedule below (which scheduled amount includes, in the case of the disbursement for June 2013, the amount of rent abatement available to KPMG for such month, plus the remainder of the KPMG Abatement Funds):

Month	Amount of KPMG Rent abatement
March 2013	$308,192
April 2013	$308,192
May 2013	$308,192
June 2013	$325,424

(ddd)    References to Schedule II in Section 6.3.3 of the Loan Agreement shall be deemed to refer to the updated Financing Installments Amounts attached hereto as Schedule 4.
(eee)    The text of Section 6.4.1 of the Loan Agreement is hereby deleted and replaced with the following:
On and following the Cash Sweep Commencement Date, pursuant to the terms of the Cash Management Agreement, on each Monthly Payment Date, all amounts remaining in the Deposit Account after deposits for items (i) through (v) pursuant to Section 3.3(b) of the Cash Management Agreement shall be deposited into the Capital Expenditure Account established under the Cash Management Agreement until such time as the aggregate amount of funds deposited in the Capital Expenditure Account, from and after the Cash Sweep Commencement Date, is equal to $1,500,000 for Capital Expenditures payable to Persons unaffiliated with Borrower and approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds.”
(fff)    The text “Fifty Thousand and No/100 Dollars ($50,000)” on the twentieth and twenty first (21st) lines in Sections 6.4.2(b) and on the second (2nd) line of Section 6.4.2(e) of the Loan Agreement is hereby replaced with “One Hundred Thousand and No/100 Dollars ($100,000)”.
(ggg)    The text of Section 6.5.1 of the Loan Agreement is hereby deleted and replaced with the following:
At the Modification Effectiveness Time, Borrower shall deposit into the Rollover Account established under the Cash Management Agreement the amount of Five Million and No/100 Dollars ($5,000,000) and, in addition, shall cause any amounts in the Existing Tenant Improvement Funds Account to be deposited into the Rollover Account. On and following the Cash Sweep Commencement Date, pursuant to the Cash Management Agreement, on each Monthly Payment Date, all amounts remaining in the Deposit Account after deposits for items (i) through (vi) pursuant to Section 3.3(b) of the Cash Management Agreement shall be deposited into the Rollover Account until such time as the aggregate amount of funds deposited in the Rollover Account, from and after the Cash Sweep Commencement Date, is equal to Five Million and No/100 Dollars ($5,000,000), not taking into account any funds which are contained in the Rollover Account prior to the Modification Effectiveness Time and the amount of Five Million and No/100 Dollars ($5,000,000) deposited by Borrower into the Rollover Account at the Modification Effectiveness Time. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds.” The Rollover Funds shall be available for tenant improvements, leasing commissions, lease cancellation fees, buy-out fees, tenant relocation and moving expenses, leasing-related capital improvements, amounts that are to be applied as a rent credit and/or other leasing costs (provided, however, that no amounts shall be released from the Rollover Account on any Monthly Payment Date on account of any rent credit except to the extent that, but for the release of such sums from the Rollover Account on account of such rent credit, there would be insufficient funds deposited into either (i) the Borrower’s Operating Account (as defined in the Cash Management Agreement) on such Monthly Payment Date to cover the Monthly Operating Expenses Amount (as defined in the Cash Management Agreement) or (ii) the Debt Service Account (as defined in the Cash Management Agreement) on such Monthly Payment Date to cover the Monthly Debt Service Payment Amount (as defined in the Cash Management Agreement), in each case for the calendar month in which such Monthly Payment Date occurs in accordance with the Cash Management Agreement, and any funds released from the Rollover Account on account of any rent credit shall be deposited in the Deposit Account and applied in accordance with the terms set forth in the Cash Management Agreement).
(hhh)    The text of Section 6.5.2 of the Loan Agreement is hereby deleted and replaced with the following:
The Administrative Agent shall disburse, or caused to be disbursed, to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to the Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and/or leasing commissions to be paid, (b) on the date such request is received by the Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) the Administrative Agent shall have reviewed and approved the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and/or leasing commissions, (d) the Administrative Agent shall have received and approved in its reasonable discretion a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (e) the Administrative Agent shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property to be funded by the requested disbursement are payable to Persons unaffiliated with Borrower (except for supervision fees payable to the Manager in an amount equal to the lesser of (A) three percent (3%) of the cost of the applicable tenant improvement work or (B) the actual amount of such supervision fee payable under the applicable lease) and have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements, (ii) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to the Administrative Agent, and (f) the Administrative Agent shall have received such other evidence as the Administrative Agent shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid for upon such disbursement to Borrower. The Administrative Agent shall not be required to disburse Rollover Funds more frequently than once each calendar month, and each disbursement must be in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
(iii)    The text of Section 6.6 of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(jjj)    Borrower hereby represents and warrants that all Latham Landlord Work has been completed and accepted by Latham & Watkins LLP. Accordingly, the text of Section 6.7 of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(kkk)    Section 8.1 of the Loan Agreement is hereby modified as follows:
(i)    The word “or” is hereby added prior to “(c)” on the eleventh (11th) line of Section 8.1(c).
(ii)    The following text starting on the eighteenth (18th) line of Section 8.1(c) is hereby deleted “; or (d) a Permitted Mezzanine Loan Lien in accordance with the provisions of Section 8.1(i)”.
(iii)    The last sentence of Section 8.1(c) is hereby deleted.
(iv)    The text of Section 8.1(i) is hereby deleted and replaced with the following:
No subordinate financing will be permitted on the Property and no direct or indirect interest in Borrower may be pledged or encumbered as collateral for any financing, unless otherwise expressly approved by the Administrative Agent in its sole discretion or in compliance with Section 8.1(c).
(v)    A new Section 8.1(j) hereby added to the Loan Agreement as follows:
(j)    Permitted Corporate Transfer Transaction. Notwithstanding anything to the contrary contained in Section 8.1(b), and without limiting any carve-out or exclusion from the definition of “Prohibited Transfer” in the Loan Documents (including in Section 8.1(c)), a Permitted Corporate Transfer Transaction, as hereinafter defined (including a Permitted Corporate Transfer Transaction which results in a Change of Control of the REIT and/or the Sponsor) shall not be deemed a Prohibited Transfer, and shall not be subject to

(x) the payment of any fee to the Lenders or the Administrative Agent or (y) the consent or approval of the Lenders (except as provided below in this Section 8.1(j)), but shall be subject to the prior consent and approval of the Administrative Agent, which shall not be unreasonably withheld; provided, however, that such consent and approval shall not be withheld if the following conditions are satisfied:
(i)    such Permitted Corporate Transfer Transaction shall have been approved by the board of directors or equivalent governing body of the REIT (and, where applicable, if required pursuant to the organizational documents for the REIT, the shareholders of the REIT);
(ii)    written notice of such Permitted Corporate Transfer Transaction shall have been delivered to the Administrative Agent no less than fifteen (15) Business Days prior to the consummation of such Permitted Corporate Transfer Transaction, together with (a) copies of the forms of all material documentation, if any, relating specifically to Borrower or the Property that will be entered into in connection with such Permitted Corporate Transfer Transaction and (b) an updated organizational chart reflecting the result of such Permitted Corporate Transfer Transaction. In addition, upon the Administrative Agent’s request therefore, Borrower shall also cause to be delivered to the Administrative Agent (A) such appropriate documentation as may be reasonably requested by the Administrative Agent reflecting the identity, organization, good standing, tax status and financial standing of the Approved Transferee and any Person Controlling such Approved Transferee and of the entities that will hold, after such Transfer, twenty percent (20%) or more of the direct or indirect interests in Borrower, if any, and (B) such other documents as the Administrative Agent or any Lender may reasonably require for the purpose of undertaking such background checks and satisfying such “know-your-customer” and “anti-money laundering” requirements with respect to such Approved Transferee and any Person Controlling such Approved Transferee as are required by applicable law; provided, however, that in no event shall the foregoing be deemed to require Borrower to deliver any such documentation with respect to a shareholder of the Approved Transferee if the Approved Transferee is an entity whose common stock is listed on the New York Stock Exchange or another nationally recognized stock exchange (except for a shareholder whose holdings in the Approved Transferee would involve twenty percent (20%) or more of the direct or indirect interests in Borrower);
(iii)    as of the consummation of the Permitted Corporate Transfer Transaction, Borrower shall deliver its written certification to the Administrative Agent and Lenders to the effect that, after giving effect to such Permitted Corporate Transfer Transaction, no natural person owns, directly or indirectly, more than 25% of the capital interest and/or voting interests of Borrower, except as disclosed in such certification;

(iv)    no monetary default and no Event of Default shall have occurred and remain uncured or unwaived at the time of or shall result from such Permitted Corporate Transfer Transaction;
(v)    Borrower shall at all times continue to be a single member limited liability company that complies with the requirements of Section 3.1.24;
(vi)    after giving effect to such Permitted Corporate Transfer Transaction, (i) the REIT (or, if applicable, the Person that is the survivor of a merger or consolidation with the REIT or that acquires all of the partnership interests of the Sponsor that are owned by the REIT) shall continue to be the sole general partner of the Sponsor, (ii) the Sponsor (or, if applicable, the Person that is the survivor of a merger or consolidation with the Sponsor) shall continue to Control Borrower, (iii) subject to the rights of any approved property manager under any approved management agreement with respect to the Property, the Sponsor (or, if applicable, the Person that is the survivor of a merger or consolidation with the Sponsor) shall continue to manage and direct the day-to-day operations of the Property, and (iv) Borrower shall continue to own the Property;
(vii)    the financial standing and creditworthiness of the Guarantor (determined immediately prior to giving effect to such Permitted Corporate Transfer Transaction) shall not be materially adversely affected as a result of such Permitted Corporate Transfer Transaction (and any transactions occurring concurrently therewith), unless: (i) a replacement guarantor that is not a Prohibited Person, with financial standing and creditworthiness at least equivalent to the financial standing and creditworthiness of the Guarantor (determined immediately prior to giving effect to such Permitted Corporate Transfer Transaction), shall assume all of the obligations of the Guarantor under the Recourse Guarantee pursuant to an assumption agreement that is in form and substance reasonably satisfactory to the Administrative Agent, (ii) concurrently with the delivery of such assumption agreement, the replacement guarantor shall deliver to the Administrative Agent true and correct certified copies of the organizational documents for such replacement guarantor and copies of the resolutions or other corporate or organizational authorizations that authorize such replacement guarantor to execute and deliver such assumption agreement, and (iii) concurrently with the delivery of such assumption agreement, counsel to such replacement guarantor shall deliver to the Administrative Agent an opinion in form and substance reasonably satisfactory to the Administrative Agent as to the due authorization, execution, delivery and enforceability of such assumption agreement. For purposes of the foregoing, the financial standing and creditworthiness of the Guarantor shall not be deemed materially adversely affected unless the capital/statutory surplus or shareholder’s (or owner’s) equity, as the case may be, of Guarantor as a result of such Permitted Corporate Transfer Transaction (and any transactions occurring concurrently therewith) is less than ninety percent (90%) of the Guarantor’s capital/statutory surplus or shareholder’s (or owner’s) equity, as the case may be, immediately prior to giving effect to such Permitted Corporate Transfer Transaction; and
(viii)    Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (including reasonable fees and expenses of legal counsel) in connection with such Permitted Corporate Transfer Transaction.
Notwithstanding anything to the contrary in this Section 8.1(j), if as a result of a transaction that would otherwise be a Permitted Corporate Transfer Transaction (an “Otherwise Permitted Corporate Transfer Transaction”), a Person’s acquisition of direct or indirect ownership interests in or control of Borrower would cause any exposure, lending or loan-to-one-borrower (or borrower group) or similar limits imposed pursuant to any law, rule, order, regulation, judgment, injunction, directive or regulatory guideline of any governmental authority (whether foreign, domestic or supranational (including, without limitation, the European Union)) applicable to any Lender in relation to such Person to be exceeded, or any other law, rule, order or regulation, judgment, injunction, directive or regulatory guideline of any governmental authority (whether foreign, domestic or supranational (including, without limitation, the European Union)) applicable to any Lender in relation to such Person to be violated (such limit, a “Lending Limit,” such Person, a “Limiting Purchaser,” and any such Lender, a “Limit-Constrained Lender”), then such Otherwise Permitted Corporate Transfer Transaction shall not be consummated unless such Limit-Constrained Lender’s prior written approval (or deemed approval, as hereinafter provided) of such Otherwise Permitted Corporate Transfer Transaction shall have been obtained.
The Administrative Agent shall promptly deliver to each Lender a copy of the written notice delivered to the Administrative Agent by Borrower of such Otherwise Permitted Corporate Transfer Transaction pursuant to clause (ii) above (Borrower’s notice is referred to herein as the “Transaction Notice” with respect to such Otherwise Permitted Corporate Transfer Transaction).
If a Lender has not, within five (5) Business Days after its receipt of the Transaction Notice from the Administrative Agent, delivered written notice to Borrower and the Administrative Agent stating whether or not such Lender is a Limit-Constrained Lender in relation to the Otherwise Permitted Corporate Transfer Transaction described in the Transaction Notice and certifying, if such notice states that such Lender is a Limit-Constrained Lender in relation to such Otherwise Permitted Corporate Transfer Transaction, as to the Lending Limit to which such Limit-Constrained Lender is subject in relation to such Otherwise Permitted Corporate Transfer Transaction (such notice is referred to herein as a “Limit-Constrained Lender Identification Notice”), then Borrower may send a written request to the Administrative Agent and such Lender which shall reference this Agreement and include in bold lettering the following statement: “A ‘LIMIT-CONSTRAINED LENDER IDENTIFICATION NOTICE’ FROM ________________ [INSERT HERE THE NAME OF THE NON-RESPONDING LENDER], IN WHICH IT IDENTIFIES WHETHER OR NOT IT IS A LIMIT-CONSTRAINED LENDER IN RELATION TO THE OTHERWISE PERMITTED CORPORATE TRANSFER TRANSACTION DESCRIBED IN THE TRANSACTION NOTICE DATED ________, 201_, IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS AFTER _______________’S RECEIPT OF THIS NOTICE. FAILURE OF ______________ TO PROVIDE SUCH LIMIT-CONSTRAINED LENDER IDENTIFICATION NOTICE WITHIN SUCH FIVE (5) BUSINESS DAY PERIOD SHALL RESULT IN SUCH LENDER BEING DEEMED NOT TO BE A LIMIT-CONSTRAINED LENDER IN RELATION TO THE OTHERWISE PERMITTED CORPORATE TRANSFER TRANSACTION DESCRIBED IN THE TRANSACTION NOTICE DATED ________, 201_.” If any Lender fails to provide a Limit-Constrained Lender Identification Notice to Borrower and the Administrative Agent within five (5) Business Days after its receipt of the foregoing notice from Borrower, then such Lender shall be deemed not to be a Limit-Constrained Lender with respect to the Otherwise Permitted Corporate Transfer Transaction described in the Transaction Notice.
If, within ten (10) Business Days after the delivery by any Limit-Constrained Lender of its Limit-Constrained Lender Identification Notice to Borrower and the Administrative Agent, such Limit-Constrained Lender has not delivered written notice to Borrower and the Administrative Agent as to whether it approves or disapproves of the Otherwise Permitted Corporate Transfer Transaction described in the Transaction Notice (such notice is referred to herein as a “Lending Limit Response Notice”), then Borrower may send a written request to the Administrative Agent and such Limit-Constrained Lender which shall reference this Agreement and include in bold lettering the following statement: “A ‘LENDING LIMIT RESPONSE NOTICE’ FROM ________________ [INSERT HERE THE NAME OF THE LIMIT-CONSTRAINED LENDER], IN WHICH IT APPROVES OR DISAPPROVES OF THE OTHERWISE PERMITTED CORPORATE TRANSFER TRANSACTION DESCRIBED IN THE TRANSACTION NOTICE DATED ________, 201_, IS REQUESTED WITHIN FIVE (5) BUSINESS DAYS AFTER _______________’S RECEIPT OF THIS NOTICE. FAILURE OF ______________ TO PROVIDE SUCH LENDING LIMIT RESPONSE NOTICE WITHIN SUCH FIVE (5) BUSINESS DAY PERIOD SHALL RESULT IN THE DEEMED APPROVAL BY ______________ OF THE OTHERWISE PERMITTED CORPORATE TRANSFER TRANSACTION DESCRIBED IN THE TRANSACTION NOTICE DATED ________, 201_.” If any Lender fails to provide a Lending Limit Response Notice to Borrower and the Administrative Agent within five (5) Business Days after its receipt of the foregoing notice from Borrower, then such Lender shall be deemed to have approved of the Otherwise Permitted Corporate Transfer Transaction described in the Transaction Notice, notwithstanding any Lending Limit applicable to it.
If a Lender timely provides a Limit-Constrained Lender Identification Notice and a Lending Limit Response Notice to Borrower and the Administrative Agent, and in such Lending Limit Response Notice states that it does not approve of such Otherwise Permitted Corporate Transfer Transaction, then Borrower may at its option, upon not less than three (3) Business Days’ notice (and in all events either prior to or concurrently with the consummation of the Otherwise Permitted Corporate Transfer Transaction), require such Limit-Constrained Lender to, and such Limit-Constrained Lender shall, transfer all of its right, title and interest under the Loan Agreement and such Limit-Constrained Lender’s Note to a Borrower-Affiliated Purchaser (as hereinafter defined) or to any Eligible Assignee or other prospective assignee selected by Borrower or such Limiting Purchaser that is not a Prohibited Person and is satisfactory to the Administrative Agent (provided that the Administrative Agent shall not unreasonably withhold its consent to a proposed transfer of such right, title and interest to an Eligible Assignee that is not a Prohibited Person), provided that (i) such Borrower-Affiliated Purchaser, such Eligible Assignee or such other approved assignee shall not be a Prohibited Person and shall assume all of the obligations of such Limit-Constrained Lender under the Loan Documents and under any separate agreement among the Lenders, and purchases all of such Limit-Constrained Lender’s loan(s) for consideration equal to the aggregate outstanding principal amount of such Limit-Constrained Lender’s loan(s), together with interest thereon to the date of such purchase (to the extent not then paid by Borrower), and (ii) such Limit-Constrained Lender receives, in addition to such consideration, and either from Borrower or from such Borrower-Affiliated- Purchaser, such Eligible Assignee or such other approved assignee, all other amounts then accrued and payable on such Limit Constrained Lender’s loan(s) as of the date of such transfer and all Breakage Costs and prepayment premiums (but not any amounts on account of future interest to be accrued prior to the end of the applicable Interest Period in which such purchase occurs) that would be payable pursuant to the Amended Loan Documents as if such Limit-Constrained Lender’s Loans were being prepaid in full on such date.
For purposes of this Section 8.1(j) and Section 8.1(k), a “Borrower-Affiliated Purchaser” shall mean any Person that complies with the covenants described in clause (1) of the immediately preceding paragraph and is an Affiliate of Borrower or an Affiliate of the Limited Purchaser (where for purposes of this definition, the definition of “Control” for determination of an Affiliate shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled by,” “Controlling” and “under Common Control with” shall have the respective correlative meaning thereto), or the ownership, directly or indirectly, ten percent (10%) or more of the equity interests of the affiliated Person).
Prior to the consummation of the transfer of any interest to a Borrower-Affiliated Purchaser, and as a condition thereto, information comparable to that required in the second sentence of clause (b) of this Section 8.1(j) shall have been provided with respect to such Borrower-Affiliated Purchaser to the Administrative Agent, together with all tax forms applicable to withholding, administrative details, and other information customarily delivered to the Administrative Agent in connection with the transfer by a Lender of any interest in the Loan, and the Administrative Agent shall have completed all background checks and “know your customer” and “anti-money laundering” requirements applicable to such transferee.
For purposes of this Section 8.1(j) only, the following terms shall have the following meanings:
“Permitted Corporate Transfer Transaction” shall mean a merger or consolidation of the REIT and/or the Sponsor with an Approved Transferee (whether or not the REIT and/or the Sponsor is a surviving entity) or a sale, transfer, contribution or other disposition of all or substantially all of the common stock of the REIT and/or all of the partnership interests of the Sponsor that are owned by the REIT (as applicable) to an Approved Transferee.
“Approved Transferee” means a Person (i) that is not and has not, within the preceding two (2) years, been adverse to any Note B Lender in any judicial proceeding involving a loan, (ii) that is not a Prohibited Person and (iii) either (A) that (in the event that the Guarantor or REIT shall no longer own at least fifty-one percent (51%) of the direct or indirect ownership interests in Borrower as a result of a transfer permitted hereunder) is an Institutional Investor or (B) that (in the event of a merger or consolidation of the REIT and/or the Sponsor with another Person (whether or not such Person, or the REIT and/or the Sponsor is the surviving entity)) is the surviving entity of such merger or consolidation and is an Institutional Investor.
“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $500,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) a capital/statutory surplus or shareholder’s (or owner’s) equity of at least $250,000,000 and (ii) is regularly engaged in the business of owning and operating commercial real estate properties of the type, size and quality comparable to the Property (or shall have engaged a management and/or leasing agent that has such experience and such management and/or leasing agent is reasonably acceptable to the Administrative Agent).
“Institutional Investor” means one or more of the following:

(a)     a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;
(b)     an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;
(c)    an institution substantially similar to any of the entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;
(d)    any entity Controlling or Controlled by or under common Control with any of the entities described in clauses (a), (b) or (c) above or (e) or (f) below (for these purposes, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) shall mean the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto));
(e)     an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise an Institutional Investor described in clauses (a), (b), (c) or (d) above or (f) below investing through a fund with committed capital of at least $250,000,000.00 acts as the general partner, managing member or fund manager and at least twenty-five percent (25%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by an Institutional Investor; or
(f)     an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements.
(lll)    A new Section 8.1(k) is hereby added to the Loan Agreement as follows:
(k)    Consequences of Acquisition by Borrower-Affiliated Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Agency Agreement or the Co-Lender Agreement, by its acceptance of an interest in the Loan pursuant to Section 8.1(j), and assumption of obligations under this Agreement pursuant thereto, a Borrower-Affiliated Purchaser shall be bound, for so long as it holds any interest in the Loan, by the following terms and conditions, and Borrower hereby consents and agrees thereto:

(1)    Rights of Borrower-Affiliated Purchaser. Under no circumstances shall a Borrower-Affiliated Purchaser:
        (i)    have any rights to vote or grant consent or approval with respect to any matter for which the vote, consent or approval of any Lender is required under the terms of the Agency Agreement or Co-Lender Agreement;
        (ii)    have any rights to participate in meetings or conference calls to which the Lenders are invited;
        (iii)    have any rights to receive any report or information (whether oral or written) from, or otherwise be consulted by, Administrative Agent or any other Lender that relates, in any way, to the Project, the Borrower or the Loan; or
        (iv)    have any rights to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower, any SPC Party or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.
For all purposes of the Agency Agreement and the Co-Lender Agreement, the determination of whether the “Majority Lenders.” “Majority Note A Lenders” or “Majority Note B Lenders” have approved any action, decision or item requiring their consent or approval under the Agency Agreement or Co-Lender Agreement shall be made as if the only Lenders holding interests in the Loan were the Lenders other than a Borrower-Affiliated Purchaser. No provision of the Agency Agreement or Co-Lender Agreement that requires “Majority Consent” or “Unanimous Consent” shall require the consent of a Borrower-Affiliated Purchaser.
(2)    Transfers. In addition to complying with the limitations upon transfers by Lenders in the Agency Agreement, a Borrower-Affiliated Purchaser shall not transfer, assign or pledge any portion of its interest in the Loan to any other Person without the consent of the Administrative Agent. If a Borrower-Affiliated Purchaser transfers any portion of its interest in the Loan with the consent of Administrative Agent, provided that the transferee is not a Borrower-Affiliated Purchaser, the following rights attributable to the interest so assigned shall be restored:
        (i)    the right (equivalent to that of any other Lender having the same interest in the Loan) to vote or grant consent or approval with respect to any matter for which the consent of approval of any Lender is required under the terms of the Agency Agreement or Co-Lender Agreement;
        (ii)    the right (equivalent to that of any other Lender having the same interest in the Loan) to participate in meetings or conference calls to which the Lenders are invited;
        (iii)    the right (equivalent to that of any other Lender having the same interest in the Loan) to receive any report or information from Administrative

Agent or any other Lender that relates, in any way, to the Project, the Borrower or the Loan; and
        (iv)    the right (equivalent to that of any other Lender having the same interest in the Loan) to provide direction, grant consent or vote its claim in connection with any voluntary or involuntary case or other proceeding against Borrower, any SPC Party or Guarantor which seeks liquidation, reorganization or other relief with respect to it or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property.
In addition, for all purposes of the Agency Agreement and the Co-Lender Agreement, the interest acquired by such transferee shall be included for purposes of the determination of whether the “Majority Lenders.” “Majority Note A Lenders” or “Majority Note B Lenders” have approved any action, decision or item requiring their consent or approval under the Agency Agreement or Co-Lender Agreement.
(3)    Single Purpose Entity. Each Borrower-Affiliated Purchaser hereby covenants and agrees in favor of the Administrative Agent and the Lenders that at all times while it holds an interest in the Loan, until the Loan has been paid in full, it shall not:
        (i)    own any asset or property other than the interest in the Loan acquired from the Limit-Constrained Lender and incidental personal property;
        (ii)    engage in any business unrelated to the acquisition or ownership of the interest in the Loan acquired from the Limit-Constrained Lender;
        (iii)    enter into any contract or agreement with any Affiliate of such Borrower-Affiliated Purchaser, any constituent party of such Borrower-Affiliated Purchaser or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available in a comparable transaction on an arms-length basis with third parties other than any such party;
        (iv)    incur any Indebtedness or obligations under operating leases;
        (v)    make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;
        (vi)    fail to remain solvent or fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent it has adequate funds to do so;
        (vii)    fail to do all things necessary to observe organizational formalities and preserve its existence, and such Borrower-Affiliated Purchaser will not, nor will such Borrower-Affiliated Purchaser permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the covenants set forth in this Section 8.1(k)(3), or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time while such Borrower-Affiliated Purchaser holds an interest in the Loan or by its terms cannot be modified without Lender’s consent;
(viii)    fail to maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Such Borrower-Affiliated Purchaser’s assets will not be listed on the financial statement of any other Person, provided, however, that such Borrower-Affiliated Purchaser’s assets may be included in a consolidated financial statement of its Affiliates provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower-Affiliated Purchaser and such Affiliates and to indicate that such Borrower-Affiliated Purchaser’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on such Borrower-Affiliated Purchaser’s own separate balance sheet;
(ix)    fail to file its own (or consolidated) tax returns (to the extent such Borrower-Affiliated Purchaser is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, except where such Borrower-Affiliated Purchaser is required to file consolidated tax returns by applicable Legal Requirements;
(x)    fail to maintain its books, records, resolutions and agreements as official records;
(xi)    fail to be, or fail to hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate or constituent party of such Borrower-Affiliated Purchaser), fail to correct any known misunderstanding regarding its status as a separate entity, fail to conduct business in its own name, or fail to maintain and utilize separate stationery, invoices and checks bearing its own name, and such Borrower-Affiliated Purchaser shall not identify itself or any of its Affiliates as a division or part of the other;
(xii)    fail to use commercially reasonable efforts to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xiii)    to the fullest extent permitted by law, seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of such Borrower-Affiliated Purchaser nor permit any constituent party of such Borrower-Affiliated Purchaser to do any of the foregoing;
(xiv)    commingle the funds and other assets of such Borrower-Affiliated Purchaser with those of any Affiliate or any constituent party of such Borrower-Affiliated Purchaser or any other Person, and will hold all of its assets in its own name;

(xv)    fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party of such Borrower-Affiliated Purchaser or any other Person;
(xvi)    guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;
(xvii)    if such Borrower-Affiliated Purchaser is a limited partnership or a limited liability company (other than a single member limited liability company), fail to cause each general partner or managing member (each, a “Borrower-Affiliated SPC Party”) to be a corporation whose sole asset is its interest in Borrower-Affiliated Purchaser and each such Borrower-Affiliated SPC Party will at all times comply, and will cause such Borrower-Affiliated Purchaser to comply, with each of the representations, warranties, and covenants contained in this Section 8.1(k)(3) as if such representation, warranty or covenant was made directly by such Borrower-Affiliated SPC Party. Upon the withdrawal or the disassociation of an Borrower-Affiliated SPC Party from such Borrower-Affiliated Purchaser, such Borrower-Affiliated Purchaser shall immediately appoint a new Borrower-Affiliated SPC Party whose articles of incorporation are substantially similar to those of such Borrower-Affiliated SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new Borrower-Affiliated SPC Party and its equity owners;
(xviii)    If such Borrower-Affiliated Purchaser is a single member limited liability company, fail to have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from such Borrower-Affiliated Purchaser, shall immediately become the sole member of such Borrower-Affiliated Purchaser, and the other of which shall become the sole member of such Borrower-Affiliated Purchaser if the first such springing member no longer is available to serve as such sole member;
(xix)    fail to cause there to be at least two duly appointed members of the board of directors who are provided by a nationally recognized company that provides professional independent directors or manager (each, as used in this Section 8.1(k), an “Independent Director” or “Independent Manager”) of each Borrower-Affiliated SPC Party and such Borrower-Affiliated Purchaser reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such Borrower-Affiliated SPC Party and such Borrower-Affiliated Purchaser, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director or Independent Manager), officer, employee, partner, attorney or counsel of such Borrower-Affiliated SPC Party, Borrower-Affiliated Purchaser or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such Borrower-Affiliated SPC Party, Borrower-Affiliated Purchaser or any Affiliate of either of them (other than its fees and charges for serving as an Independent Director or Independent Manager of the Borrower –

Affiliated SPC Party), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above. (For purposes of this subclause (xix), the term “Affiliate” means any person controlling, under common control with, or controlled by the person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.) A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of the Borrower-Affiliated SPC Party if such individual is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers and that also provides other corporate services in the ordinary course of its business. A natural person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with the borrower that does not own a direct or indirect equity interest in the borrower or any co-borrower shall not be disqualified from serving as an Independent Director or Independent Manager of the Borrower-Affiliated SPC Party if such individual is at the time of initial appointment, or at any time while serving as an Independent Director or Independent Manager of the Borrower-Affiliated SPC Party, an Independent Director or Independent Manager of a “special purpose entity” affiliated with such Borrower-Affiliated Purchaser or Borrower-Affiliated SPC Party (other than any entity that owns a direct or indirect equity interest in such Borrower-Affiliated Purchaser ) if such individual is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities substantially similar to the restrictions on Borrower’s activities set forth in Borrower’s organizational documents;
(xx)    cause or permit the board of directors or managers of any Borrower-Affiliated SPC Party or such Borrower-Affiliated Purchaser to take any action which, under the terms of any certificate of incorporation, by‑laws or any voting trust agreement with respect to any common stock or under any organizational document of such Borrower-Affiliated Purchaser or Borrower-Affiliated SPC Party, requires a vote of the board of directors or managers of each Borrower-Affiliated SPC Party or Borrower-Affiliated Purchaser unless at the time of such action there shall be at least two (2) members of the board of directors or managers who are each an Independent Director or Independent Manager;
(xxi)    such Borrower-Affiliated SPC Party shall not permit any Affiliate or constituent party of such Borrower-Affiliated Purchaser independent access to its bank accounts;

(xxii)    fail to pay the salaries of its own employees (if any) from its own funds to the extent it has adequate funds to do so and maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, the foregoing shall not require the members of such Borrower-Affiliated Purchaser to may any additional contributions to such Borrower-Affiliated Purchaser; and

(xxiii) fail to compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.
(4)    Subordination upon a Borrower-Affiliated Purchaser Subordination Event. If a Borrower-Affiliated Purchaser Subordination Event (as defined below) exists, then all sums otherwise required to be paid to a Borrower-Affiliated Purchaser pursuant to the Agency Agreement or Co-Lender Agreement, or any other Loan Document, are hereby subordinated in right of payment to the payment to the Administrative Agent and all other Lenders of all sums required to be paid to the Administrative Agent and all other Lenders pursuant to the Agency Agreement, Co-Lender Agreement and all Loan Documents, and no amounts shall be paid to Borrower-Affiliated Purchaser pursuant to the Co-Lender Agreement (including, without limitation, Section 3.2 and Section 3.3 of the Co-Lender Agreement) unless and until the amounts payable to the Administrative Agent and all other Lenders pursuant thereto have been paid in full.
(5)    Certain Borrower-Affiliated Purchaser Events of Default. The occurrence of any event of the type described in clause (vi), (vii) or (viii) of Section 10.1(a) of this Agreement with respect to a Borrower-Affiliated Purchaser, or any failure on the part of a Borrower-Affiliated Purchaser to comply in any material respect with the requirements of Section 8.1(k)(3) of this Agreement, shall each be an additional Event of Default under this Agreement.
(6)    Further Restrictions on Transfers to Borrower-Affiliated Purchaser. Any applicable provisions of the Agency Agreement which permit a Lender to acquire the interest in the Loan of another Lender without the consent of the Administrative Agent shall not apply to any acquisition by a Borrower-Affiliated Purchaser, and no Lender may assign all or any portion of its interest in the Loan to a Borrower-Affiliated Purchaser without the prior written consent of the Administration Agent. Without limitation, the Administrative Agent may condition its consent to such assignment upon the agreement of Borrower-Affiliated Purchaser that its interest in the Loan to be so assigned to it shall be held on the same terms as its interest in the Loan to be assigned to it by a Limit-Constrained Lender pursuant to the provisions of Section 8.1(j) and this Section 8.1(k).
(7)    Offset Rights with respect to certain Sums payable to Borrower-Affiliated Purchaser. A Borrower-Affiliated Purchaser shall have the same obligations in relation to its interest in the Loan to fund its share of indemnification obligations, reimbursement obligations and protective or other advances as would any other Lender having the same proportional interest. If a Borrower-Affiliated Purchaser fails to fund its share of any indemnification obligations, reimbursement obligations, obligations to fund protective or other advances, whether arising pursuant to Section 6.5 of the Agency Agreement or otherwise, the Administrative Agent shall be authorized to offset, against the sums otherwise payable to such Borrower-Affiliated Purchaser, such Borrower-Affiliated Purchaser’s share of the indemnification obligations, reimbursement obligations and protective or other advances that Borrower-Affiliated Purchaser failed to fund.
(8)    Cure Rights and Purchase Rights as Note B Lender. A Borrower-Affiliated Purchaser shall have no cure rights under the Co-Lender Agreement with respect to defaults on the Loan (or any Note A) and shall have no right or purchase option to purchase any Note A under the Co-Lender Agreement.
As used in this Section 8.1(k), the following term has the meaning set forth below:
“Borrower-Affiliated Purchaser Subordination Event” means any of the following:
(a)    Failure on the part of a Borrower-Affiliated Purchaser to comply in any material respect with the requirements of Section 8.1(k)(3); or
(b)    The occurrence of any act or event for which Guarantor would have recourse liability in accordance with the terms of the Recourse Guarantee.
(mmm)    The text of Section 10.1(a)(xiv) of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(nnn)    The text of Section 10.5 of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(ooo)    The addresses for notices in Section 11.6 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:
If to the Administrative Agent or the Lenders:
Eurohypo AG, New York Branch
1301 Ave of the Americas, 35th floor
New York, New York  10019
Attention: Head of Portfolio Operations
Fax Number:  (866) 267-7680

With a copy to:	Eurohypo AG, New York Branch
1301 Ave of the Americas, 35th floor
New York, New York  10019
Attention: Legal Director
Fax Number:  (866) 267-7680

with a copy to:	Morrison & Foerster LLP
555 West 5th Street, Suite 3500
Los Angeles, California 90013
Attention: Thomas R. Fileti, Esq.
Facsimile No.: (213) 892-5454

If to Borrower:	Maguire Properties-355 S. Grand, LLC
355 S. Grand Avenue, Suite 3300
Los Angeles, California 90071
Attention: Christopher M. Norton, Senior Vice President
Facsimile No.: (213) 533-5572

with a copy to:	Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, California 92626-1925
Attention: David C. Meckler, Esq.
Facsimile No.: (714) 755-8290
(ppp)    The text of Section 11.22(xvi) of the Loan Agreement is hereby deleted and replaced with “Reserved.”
(qqq)    The second (2nd) sentence of Section 11.27(a) of the Loan Agreement is hereby deleted.
(rrr)    Schedule I attached to the Loan Agreement (Rent Roll) is hereby amended and restated as set forth on Schedule 3 attached hereto.
(sss)    Schedule II attached to the Loan Agreement (Financing Installment Amounts) is hereby amended and restated as set forth on Schedule 4 attached hereto.
(ttt)    Schedule III attached to the Loan Agreement (Organizational Chart) is hereby amended and restated as set forth on Schedule 6 attached hereto.
(uuu)    From and after the Modification Effectiveness Time, all references in the Loan Documents to the “Loan Agreement,” the “Loan Documents” or to any Loan Document (whether by reference to a “Loan Document” or to the specific document name or defined term for a document included within the meaning of “Loan Document”) shall be deemed to refer to the Loan Agreement, the Loan Documents and such Loan Document, as applicable, as amended, modified and supplemented hereby and by the documents executed in connection with this Amendment.
(vvv)    From and after the Modification Effectiveness Time, all rights and obligations in the Loan Documents of the “Note B Designated Representative” shall be of no further force or effect; provided, however, the rights of Note B Designated Representative with respect to indemnification, with respect to matters arising or occurring prior to the Modification Effectiveness Time, shall continue to remain in effect.
3.    Cash Management. Upon the Modification Effectiveness Time, the Original Cash Management Agreement shall be replaced with the Cash Management Agreement, which shall provide that the Agent shall (subject to the Administrative Agent’s rights under Article V of the Cash Management Agreement while any Event of Default exists), in accordance with directions provided by the Administrative Agent to the Agent, which directions the Administrative Agent may provide in the Administrative Agent’s discretion while any Event of Default exists, allocate all available funds on deposit in the Deposit Account on every Business

Day of each calendar month to the following Reserve Funds, in the following amounts and order of priority (capitalized terms used in this Section 3 but not defined in the Loan Agreement, as amended hereby, shall have the meanings set forth in the Cash Management Agreement), it being understood that if such allocation is occurring on a Monthly Payment Date, the references in clauses (i), (ii) and (iv) below to the “next” Monthly Payment Date shall mean the Monthly Payment Date on which such allocation is occurring):
(i)    First, funds sufficient to pay the Monthly Tax Amount due on the next Monthly Payment Date shall be deposited into the Tax Account;
(ii)    Second, funds sufficient to pay the Monthly Insurance Amount due on the next Monthly Payment Date shall be deposited into the Insurance Account;
(iii)    Third, funds in an amount sufficient to pay the Monthly Operating Expenses Amount shall be deposited into the Borrower’s Operating Account, and utilized for the payment of the Operating Expenses included within such Monthly Operating Expenses Amount (or to reimburse Borrower for amounts funded by it out-of-pocket for Operating Expenses as provided for in the definition of “Monthly Operating Expenses Amount” in the Cash Management Agreement) pursuant to Section 4.2 of the Cash Management Agreement;
(iv)    Fourth, funds sufficient to pay the Monthly Debt Service Payment Amount due on the next Monthly Payment Date shall be deposited into the Debt Service Account;
(v)    Fifth, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, and any other sums then due under the Loan Documents, shall be deposited into the Debt Service Account;
(vi)    Sixth, (a) prior to the Cash Sweep Commencement Date, all amounts remaining in the Deposit Account after deposits for items (i) through (v) shall be deposited into Borrower’s Operating Account; and (b) following the Cash Sweep Commencement Date, all amounts remaining in the Deposit Account after deposits for items (i) through (v) shall be deposited into the Capital Expenditure Account until such time as the aggregate amount of funds deposited into the Capital Expenditure Account, from and after the Cash Sweep Commencement Date, is equal to $1,500,000;
(vii)    Seventh, following the Cash Sweep Commencement Date, all amounts remaining in the Deposit Account after deposits for items (i) through (vi) shall be deposited into the Rollover Account until such time as the aggregate amount of funds deposited into the Rollover Account, from and after the Cash Sweep Commencement Date, is equal to Five Million and No/100 Dollars ($5,000,000); and
(viii)    Eighth, following the Cash Sweep Commencement Date, all amounts remaining in the Deposit Account after deposits for items (i) through (vii) shall be deposited into the Sweep Account and applied on each Monthly Payment Date to reduce the principal balance of, first, Note A (until Note A has been paid in full) and, then, Note B, without payment of any prepayment premium. Notwithstanding the foregoing, provided that no Event of Default exists, if the amount of funds that would otherwise be required under this clause Eighth to be applied from the Sweep Account to repay the principal balance of the Note A or Note B on any Monthly Payment Date exceeds the Projected Principal Pay-Down Amount for such Monthly Payment Date, as determined pursuant to Section 2.2.3(b), then (i) only the portion of such funds equal to the Projected Principal Pay-Down Amount shall be applied to repay the principal balance of the Note A or Note B on such Monthly Payment Date; and (ii) such excess funds shall be deposited into the Deposit Account on the Business Day following such Monthly Payment Date, and available for allocation in accordance with the Cash Management Agreement on the next Monthly Payment Date.
4.    Reaffirmation and Waiver.
(a)    Borrower hereby (i) reaffirms, ratifies, confirms, and acknowledges its obligations and waivers under the Notes, the Loan Agreement, and all the other Loan Documents as of the date hereof and after giving effect to this Amendment and the actions contemplated thereby, and agrees to continue to be bound thereby and perform thereunder after giving effect to this Amendment and the actions contemplated thereby, (ii) agrees and acknowledges that all such Loan Documents and all of Borrower’s obligations and waivers thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified. Except as expressly provided herein, nothing in this Amendment shall alter or affect any provision, condition, or covenant contained in the Loan Agreement or other Loan Documents or affect or impair any rights, powers or remedies of the Administrative Agent or the Lenders, it being the intent of the parties hereto that the provisions of the Loan Agreement and other Loan Documents shall continue in full force and effect except as expressly modified hereby.
(b)    Concurrently herewith, Guarantor is executing and delivering to the Administrative Agent the Guarantor Reaffirmation Agreement referred to in Section 1(a)(ii) above. Such reaffirmation is a “Loan Document” and all references herein, in the Loan Agreement and in the Loan Documents to the “Loan Documents”, to the “Guarantee” or to any specific Guarantee shall be deemed to include such reaffirmation.
5.    Representations and Warranties. Borrower hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the Modification Effectiveness Time as follows:
(a)    Borrower has the power and authority to enter into this Amendment and the documents and instruments to be delivered by Borrower pursuant hereto and to perform its obligations hereunder and thereunder, and Borrower’s execution and delivery of this Amendment and the documents and instruments to be delivered by Borrower pursuant hereto have been duly authorized by all necessary organizational action. No consent, approval, authorization or order of any court or Governmental Authority is required in connection with the execution, delivery or performance by Borrower of this Amendment or any document or instrument to be delivered by Borrower pursuant hereto, other than those which have been obtained by Borrower. This Amendment and the documents and instruments to be delivered by Borrower pursuant hereto have been duly executed and delivered, and constitute the legal, valid and binding obligation of

Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, or by equitable principles relating to enforceability.
(b)    As of the Modification Effectiveness Time, no Event of Default or, to Borrower’s knowledge, Potential Default exists.
(c)    As of the date hereof and immediately after giving effect to this Amendment and the actions contemplated thereby, Borrower certifies, represents, warrants and acknowledges that it has no claims, offsets or defenses with respect to the payment of sums due, the performance of any other obligations under or the effectiveness of any waivers set forth in the Loan Agreement, the Notes or any other Loan Document. Without limiting the foregoing, immediately prior to the Modification Effectiveness Time, Borrower hereby confirms that Loans in the aggregate amount of $400,000,000 are outstanding and that interest on the Loans at the Applicable Interest Rate has been paid through (but not including) June 9, 2012.
(d)    Borrower represents, warrants and acknowledges that it has performed all of its obligations under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement, that no other obligations remain outstanding under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement and that the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement has terminated by its own terms.
(e)    As of the date hereof and immediately after giving effect to this Amendment and the actions contemplated thereby, all representations and warranties made and given by Borrower in the Loan Documents are true, accurate and correct in all material respects as if made on the date hereof.
(f)    No condemnation or adverse zoning or usage change has occurred or has been proposed with respect to the Property which would have a Material Adverse Effect, and no Legal Requirements have been enacted or adopted, and no proceeding, litigation or action has been commenced or threatened by any Person or Governmental Authority, that would have a Material Adverse Effect.
6.    Release and Covenant Not to Sue. In consideration of the Administrative Agent’s and each Lender’s execution and delivery of this Amendment, Borrower hereby remises, releases, acquits, satisfies and forever discharges the Administrative Agent and each of the Lenders from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, at law or in equity, known or unknown, either now accrued or subsequently maturing, which Borrower now has or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Amendment arising out of or relating to (a) the Loans, including, but not limited to, the administration and funding of the Loans, (b) the Loan Documents, and (c) any other agreement or transaction between Borrower and any of Lenders relating to the matters described in (a) and (b) above (collectively, the “Released Claims”). Borrower hereby covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Lenders by reason of or in connection with any of the foregoing matters, claims or causes of action. Borrower acknowledges and agrees that it may hereafter discover facts relating to the Released Claims released herein in addition to or different from those which it believed to be true as of the date hereof, which if known by it might have materially affected its willingness to enter into this settlement on the terms herein, and further understand, acknowledge and agree that it is its intention that the Released Claims released herein shall nonetheless be deemed to be fully, finally, and forever settled and released as of the date hereof, without regard to the subsequent discovery or existence of such additional or different facts. Borrower acknowledges that it has received competent and independent legal advice with respect to the meaning and effect of this express waiver of unknown claims.
Without limiting the generality of the forgoing, Borrower hereby acknowledges that it is familiar with and knowingly and intentionally waives all rights under California Civil Code Section 1542, or any comparable statute which may be applicable. California Civil Code Section 1542 provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Notwithstanding the provisions of California Civil Code Section 1542, and for the purpose of implementing a full and complete release and discharge of the Parties, Borrower hereby knowingly and intentionally waives and relinquishes all rights and benefits which it has or may have under California Civil Code Section 1542 or the law of any other state or jurisdiction to the same or similar effect, to the full extent that it may lawfully waive all such rights and benefits relating to the Released Claims and that this Section 5 expressly contemplates the extinguishment of all such claims.
Borrower hereby represents and warrants to the Lenders that it has not heretofore assigned, transferred or encumbered in any manner, including by subrogation, operation of law or otherwise, or purported to assign, transfer or encumber (and covenants that such it will not, except as provided herein, assign, transfer, encumber or attempt to assign, transfer or encumber), to any Person, any of the Released Claims.
Borrower hereby represents and warrants to the Administrative Agent and the Lenders that it has had a full and complete opportunity to investigate, and has, in fact, investigated, all facts and circumstances pertaining to the Released Claims and any and all additional relevant matters, as it deems necessary; that it is relying solely upon its own investigation in executing the release set forth in Section 5; and that it has not relied upon any statement, representation, promise or agreement of any other Person or any representative or attorney of any other Person in executing said release. Without limiting the generality of the foregoing, Borrower acknowledges that (a) it understands the terms and consequences of making said release; (b) it has been represented in the preparation, negotiation, and execution of this Amendment by legal counsel of its own choice; (c) is fully aware of the legal and binding effect of said release; and (d) has executed this

Amendment voluntarily and without any duress or undue influence on the part of any of the Release Parties or any third party.
7.    Miscellaneous.
(a)    Controlling Provisions. In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail. Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.
(b)    Further Assurances. At the Administrative Agent’s request, Borrower shall promptly execute any other document or instrument and/or seek any consent or agreement from any third party that the Administrative Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Amendment, provided, the same shall not result in a decrease of the rights of Borrower or result in an increase in Borrower’s obligations under the Loan Documents. At the Administrative Agent’s request, Borrower shall promptly cause Guarantor to execute any other document or instrument and/or diligently seek any consent or agreement from any third party that the Administrative Agent reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Amendment, provided the same shall not result in a decrease of the rights of Guarantor or result in an increase in Guarantor’s obligations under the Loan Documents.
(c)    Counterparts. This Amendment may be executed by one or more of the parties to this Amendment in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
(d)    Entire Agreement. This Amendment is a Loan Document. This Amendment, together with the other Loan Documents, sets forth the entire agreement and understanding among Borrower, the Administrative Agent and the Lenders, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof. This Amendment shall not prejudice any rights or remedies of the Administrative Agent or the Lenders under the Loan Documents. The Administrative Agent and each Lender reserve, without limitation, all rights which each has against any indemnitor, guarantor or endorser of the Notes. Nothing in this Amendment shall impair the lien of the Mortgage, which after giving effect hereto remains a deed of trust, security agreement and fixture filing creating a first priority, perfected lien and security interest, with power of sale, upon the Property as described therein
(e)    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(f)    No Third Parties Benefited. This Amendment is made and entered into for the sole protection and legal benefit of Borrower, the Administrative Agent, the Lenders and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment or any of the other Loan Documents.
(g)    Time of the Essence. Time is of the essence of each term of the Loan Agreement and Loan Documents, including this Amendment.
(h)    Authorization by the Lenders. By their execution and delivery of this Amendment, each of the Lenders hereby authorize the Administrative Agent to accept, execute and deliver on behalf of the Lenders the amendments to and supplements of the Loan Documents and Guarantor Documents that are described in Section 1 hereof, or that are otherwise contemplated hereunder.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders party hereto have caused this Amendment to be executed by their duly authorized representatives as of the day, month and year first above written.

BORROWER:

MAGUIRE PROPERTIES– 355 S. GRAND, LLC, a Delaware limited liability company

By:	/s/ PEGGY M. MORETTI
Name:	Peggy M. Moretti
Title:	Vice President

LENDERS:

BAYERISCHE LANDESBANK, NEW YORK BRANCH

By:	/s/ ERIC C. KOCH
Name:	Eric C. Koch
Title:	First Vice-President

By:	/s/ TIMOTHY MOORE
Name:	Timothy Moore
Title:	First Vice-President

DEKABANK DEUTSCHE GIROZENTRALE

By:	/s/ MICHAEL MCAULIFFE
Name:	Michael McAuliffe
Title:	Managing Director

By:	/s/ BJÖRN KRONSBEIN
Name:	Björn Kronsbein
Title:	Senior Associate

DÜSSELDORFER HYPOTHEKENBANK AG

By:	/s/ GOETZ RICHTER
Name:	Goetz Richter
Title:	Senior Vice President Head of Real Estate Finance

By:	/s/ STEFANIE GERTZ
Name:	Stefanie Gertz
Title:	Deputy Head of Department Credit Risk Real Estate Finance

MÜNCHENER HYPOTHEKENBANK EG

By:	/s/ PETER MEYER
Name:	Peter Meyer
Title:	Senior Vice President Head of International Credit International Commercial Real Estate Financing

By:	/s/ MARIETTA FELKE
Name:	Marietta Felke
Title:	Vice President Senior Credit Analyst International Commercial Real Estate Financing

WESTDEUTSCHE IMMOBILIENBANK AG

By:	/s/ SASCHA MATHEIS
Name:	Sascha Matheis
Title:	Executive Director

By:	/s/ MICHAEL HAMMES
Name:	Michael Hammes
Title:	Director

NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH

By:	/s/ BRUCE TREEN
Name:	Bruce Treen
Title:

By:	/s/ MELANIE KOEHLER
Name:	Melanie Koehler
Title:	Associate

DEUTSCHE GENOSSENSCHAFTS- HYPOTHEKENBANK AG

By:	/s/ JOACHIM GIELENS
Name:	Joachim Gielens
Title:	Authorized Signatory

By:	/s/ JOERG ROTH
Name:	Joerg Roth
Title:	Authorized Signatory

DEUTSCHE HYPOTHEKENBANK (ACTIEN- GESELLSCHAFT)

By:	/s/ KLAUDIA HÜSKES
Name:	Klaudia Hüskes
Title:	Authorized Officer

By:	/s/ DIRK WILKE
Name:	Dirk Wilke
Title:	Authorized Officer

KBC BANK, N.V., NEW YORK BRANCH

By:	/s/ FRANCIS X. PAYNE
Name:	Francis X. Payne
Title:	Vice President

By:	/s/ SUSAN M. SILVER
Name:	Susan M. Silver
Title:	Managing Director

WELLS FARGO BANK, N.A. (SUCCESSOR IN INTEREST TO AIB DEBT MANAGEMENT LIMITED)

By:	/s/ JOHN WARD
Name:	John Ward
Title:	Vice President

EUROHYPO AG, NEW YORK BRANCH

By:	/s/ EDWARDS B. BALAZS
Name:	Edward B. Balazs
Title:	Managing Director

By:	/s/ STEPHEN COX
Name:	Stephen Cox
Title:	Managing Director

ADMINISTRATIVE AGENT:

EUROHYPO AG, NEW YORK BRANCH, as the Administrative Agent

By:	/s/ EDWARDS B. BALAZS
Name:	Edward B. Balazs
Title:	Managing Director

By:	/s/ STEPHEN COX
Name:	Stephen Cox
Title:	Managing Director